UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.     )

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DISH Network Corporation

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March 24, 2010
Dear Shareholder:
It is a pleasure for me to extend to you an invitation to attend the 2010 Annual Meeting of Shareholders of DISH Network Corporation. The Annual Meeting will be held on May 3, 2010, at 1:00 p.m., local time, at DISH Network’s headquarters located at 9601 S. Meridian Blvd., Englewood, Colorado 80112.
The enclosed Notice of 2010 Annual Meeting of Shareholders and Proxy Statement describe the proposals to be considered and voted upon at the Annual Meeting. During the Annual Meeting, we will also review DISH Network’s operations and other items of general interest regarding the corporation.
We hope that all shareholders will be able to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting personally, it is important that you be represented. To ensure that your vote will be received and counted, please vote electronically via the Internet, mail or telephone, by following the instructions included with your proxy card.
On behalf of the Board of Directors and senior management, I would like to express our appreciation for your support and interest in DISH Network. I look forward to seeing you at the Annual Meeting.

Charles W. Ergen
Chairman, President and Chief Executive Officer

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of DISH Network Corporation:
The Annual Meeting of Shareholders of DISH Network Corporation will be held on May 3, 2010, at 1:00 p.m., local time, at our headquarters located at 9601 S. Meridian Blvd., Englewood, Colorado 80112, to consider and vote upon:
1.	The election of eight directors to our Board of Directors;

2.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	Any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
You may vote on these matters in person or by proxy. Whether or not you plan to attend the Annual Meeting, we ask that you vote by one of the following methods to ensure that your shares will be represented at the meeting in accordance with your wishes:
•	Vote electronically through the Internet or by telephone, by following the instructions included with your proxy card; or

•	Vote by mail, by completing and returning the enclosed proxy card in the enclosed addressed stamped envelope.
Only shareholders of record at the close of business on March 8, 2010 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment of the meeting. We anticipate first mailing our proxy statement and proxy card on or about March 24, 2010.
By Order of the Board of Directors
R. STANTON DODGE
Executive VicePresident, General Counsel
and Secretary
March 24, 2010
9601 S. Meridian Blvd. • Englewood, Colorado 80112 • Tel: (303) 723-1000 • Fax: (303) 723-1999

PROXY STATEMENT
OF
DISH NETWORK CORPORATION
GENERAL INFORMATION
This Proxy Statement and the accompanying proxy card are being furnished to you in connection with the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) of DISH Network Corporation (“DISH Network,” “we,” “us,” “our” or the “Corporation”). The Annual Meeting will be held on May 3, 2010, at 1:00 p.m., local time, at our headquarters located at 9601 S. Meridian Blvd., Englewood, Colorado 80112.
This Proxy Statement is being sent or provided on or about March 24, 2010, to holders of record at the close of business on March 8, 2010 of our Class A Common Stock (the “Class A Shares”) and Class B Common Stock (the “Class B Shares”).
Your proxy is being solicited by our Board of Directors (the “Board” or “Board of Directors”). It may be revoked by written notice given to our Secretary at our headquarters at any time before being voted. You may also revoke your proxy by submitting a proxy with a later date or by voting in person at the Annual Meeting. To vote electronically through the Internet or by telephone, please refer to the instructions included with the proxy card. To vote by mail, please complete the accompanying proxy card and return it to us as instructed in the proxy card. Votes submitted electronically through the Internet or by telephone or mail must be received by 11:59 p.m., Eastern Time, on May 2, 2010. Submitting your vote electronically through the Internet or by telephone or mail will not affect your right to vote in person, if you choose to do so. Proxies that are properly delivered to us and not revoked before the closing of the polls during the Annual Meeting will be voted for the proposals described in this Proxy Statement in accordance with the instructions set forth on the proxy card. The Board is currently not aware of any matters proposed to be presented at the Annual Meeting other than the election of eight directors and the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. If any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on that matter in accordance with their best judgment. Your presence at the Annual Meeting does not of itself revoke your proxy.
Attendance at the Meeting
All of our shareholders of record at the close of business on March 8, 2010, or their duly appointed proxies, may attend the Annual Meeting. Seating is limited, however, and admission to the Annual Meeting will be on a first-come, first-served basis. Registration and seating will begin at 12:30 p.m., local time, and the Annual Meeting will begin at 1:00 p.m., local time. Each shareholder may be asked to present an admission ticket, which is attached to the accompanying proxy card, together with a valid government issued photo identification confirming their identity as a shareholder of record, such as a driver’s license or passport. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.
If your shares are held by a broker, bank, or other nominee (often referred to as holding in “street name”) and you desire to attend the Annual Meeting, you will need to bring a legal proxy or a copy of a brokerage or bank statement reflecting your share ownership as of the record date, March 8, 2010. All shareholders must check in at the registration desk at the Annual Meeting.

Securities Entitled to Vote
Only shareholders of record at the close of business on March 8, 2010 are entitled to notice of the Annual Meeting. Such shareholders may vote shares held by them at the close of business on March 8, 2010 at the Annual Meeting. At the close of business on March 8, 2010, 207,959,630 Class A Shares and 238,435,208 Class B Shares were outstanding. Each of the Class A Shares is entitled to one vote per share on each proposal to be considered by our shareholders. Each of the Class B Shares is entitled to ten votes per share on each proposal to be considered by our shareholders.
Vote Required
In accordance with our Amended and Restated Articles of Incorporation (our “Articles of Incorporation”), the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total voting power of all classes of our voting stock taken together shall constitute a quorum for the transaction of business at the Annual Meeting.
The affirmative vote of a plurality of the total votes cast for directors at the Annual Meeting is necessary to elect a director. No cumulative voting is permitted. The eight nominees receiving the highest number of votes cast “for” will be elected.
The affirmative vote of a majority of the voting power represented at the Annual Meeting is required to approve the ratification of the appointment of KPMG LLP as our independent registered public accounting firm. The total number of votes cast “for” will be counted for purposes of determining whether sufficient affirmative votes have been cast to approve the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.
Abstentions from voting on a proposal by a shareholder at the Annual Meeting, as well as broker nonvotes, will be considered for purposes of determining the number of total votes present at the Annual Meeting. Abstentions will have the same effect as votes “against” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm. However, abstentions will not be counted as “against” or “for” the election of directors. Broker nonvotes will not be considered in determining the election of directors or the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.
Charles W. Ergen, our Chairman, President and Chief Executive Officer, currently possesses approximately 83.5% of the total voting power. Please see “Equity Security Ownership” below. Mr. Ergen has indicated his intention to vote: (1) for the election of each of the eight director nominees, and (2) for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm. Accordingly, the election of each of the director nominees and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm are assured notwithstanding a negative vote by any or all shareholders other than Mr. Ergen.
Householding
We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, service providers that deliver our communications to shareholders may deliver a single copy of our Annual Report and Proxy Statement to multiple shareholders sharing the same address, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. This householding procedure will reduce our printing costs and postage fees.
We will deliver promptly upon written or oral request a separate copy of our Annual Report or Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. Please notify our transfer agent at the address provided below to receive a separate copy of our Annual Report or Proxy Statement.
If you are eligible for householding, but you and other shareholders with whom you share an address currently receive multiple copies of our annual reports and/or proxy statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of our Annual Report or Proxy Statement for your household, please contact our transfer agent, Computershare Investor Services, at 250 Royall Street, Canton, Massachusetts 02021, telephone number 877-437-8901.
Our Mailing Address
Our mailing address is 9601 S. Meridian Blvd., Englewood, Colorado 80112.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS
Nominees
Our shareholders will elect a board of eight directors at the Annual Meeting. Each of the directors is expected to hold office until the next annual meeting of our shareholders or until his or her respective successor shall be duly elected and qualified. The affirmative vote of a plurality of the total votes cast for directors is necessary to elect a director. This means that the eight nominees who receive the most votes will be elected to the eight open directorships even if they get less than a majority of the votes cast. Each nominee has consented to his or her nomination and has advised us that he or she intends to serve the entire term if elected. If at the time of the meeting one or more of the nominees have become unable to serve: (i) shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees; or (ii) the Board of Directors may, in accordance with our bylaws, reduce the size of the Board of Directors or may leave a vacancy until a nominee is identified. The Nominating Committee knows of no reason why any of the nominees will be unable to serve.
The nominees for director are as follows:

Name	Age	First Became Director	Position with the Company
James DeFranco	57	1980	Director and Executive Vice President
Cantey Ergen	54	2001	Director and Employee
Charles W. Ergen	57	1980	Chairman of the Board of Directors,
			President and Chief Executive Officer
Steven R. Goodbarn	52	2002	Director
Gary S. Howard	59	2005	Director
David K. Moskowitz	51	1998	Director and Senior Advisor
Tom A. Ortolf	59	2005	Director
Carl E. Vogel	52	2005	Director and Senior Advisor
The following sets forth the business experience of each of the nominees over the last five years:
James DeFranco. Mr. DeFranco is one of our Executive Vice Presidents and has been one of our vice presidents and a member of the Board since our formation. During the past five years he has held various executive officer and director positions with our subsidiaries. Mr. DeFranco co-founded DISH Network with Charles W. Ergen and Cantey Ergen in 1980. Mr. DeFranco’s qualifications to serve on our Board include his experience discussed above as well as, among other things, his other roles with us since 1980.
Cantey Ergen. Mrs. Ergen has served on the Board since May 2001 and has had a variety of operational responsibilities with us over the past 30 years. Mrs. Ergen has served on the board of directors of The Children’s Hospital of Denver since 2001 and served on the board of trustees of The Children’s Hospital Foundation of Denver from 1999 to 2001. Mrs. Ergen co-founded DISH Network with her husband, Charles W. Ergen, and James DeFranco in 1980. Mrs. Ergen’s qualifications to serve on our Board include her experience discussed above especially, among other things, her role as our co-founder.
Charles W. Ergen. Mr. Ergen serves as our Chairman, President and Chief Executive Officer. Mr. Ergen has been Chairman and Chief Executive Officer of DISH Network since its formation and, during the past five years, has held various executive officer and director positions with DISH Network and our subsidiaries including the position of President from time to time. Most recently, Mr. Ergen has served as our President since February 2008. Mr. Ergen, along with his wife, Cantey Ergen, and James DeFranco, was a co-founder of DISH Network in 1980. Mr. Ergen also serves as Chairman of EchoStar Corporation (“EchoStar”) and served as Chief Executive Officer of EchoStar from its formation in 2007 until November 2009. Mr. Ergen also served as EchoStar’s President from June 2008 until November 2009. On January 1, 2008, we completed the spin-off of EchoStar (the “Spin-off”), which was previously our subsidiary. Mr. Ergen’s qualifications to serve on our Board include his experience discussed above especially, among other things, his roles as our co-founder and controlling shareholder.

Steven R. Goodbarn. Mr. Goodbarn joined the Board in December 2002 and is a member of our Executive Compensation Committee, Nominating Committee, and Audit Committee, where he serves as our “audit committee financial expert.” Since July 2002, Mr. Goodbarn has served as director, president and chief executive officer of Secure64 Software Corporation, a company he co-founded. Mr. Goodbarn was chief financial officer of Janus Capital Corporation from 1992 until late 2000. During that time, he was a member of the executive committee and served on the board of directors of many Janus corporate and investment entities. Mr. Goodbarn is a CPA and spent 12 years at Price Waterhouse prior to joining Janus. The Board has determined that Mr. Goodbarn meets the independence and “audit committee financial expert” requirements of NASDAQ and SEC rules and regulations. Mr. Goodbarn served as a member of the board of directors of EchoStar, and as a member of its Executive Compensation Committee, Nominating Committee, and Audit Committee from its inception in October 2007 until November 2008. Mr. Goodbarn’s qualifications to serve on our Board include his experience discussed above especially, among other things, his service at Janus Capital Corporation and with us as a Director.
Gary S. Howard. Mr. Howard joined the Board in November 2005 and is a member of our Executive Compensation Committee, Nominating Committee and Audit Committee. Mr. Howard has served on the board of directors of Interval Leisure Group, Inc., since August 2008. Mr. Howard served as Executive Vice President and Chief Operating Officer of Liberty Media Corporation from July 1998 to February 2004 as well as serving on Liberty Media Corporation’s board of directors from July 1998 until January 2005. Additionally, Mr. Howard held several executive officer positions with companies affiliated with Liberty Media Corporation. The Board has determined that Mr. Howard meets the independence requirements of NASDAQ and SEC rules and regulations. Mr. Howard’s qualifications to serve on our Board include his experience discussed above especially, among other things, his service at Liberty Media Corporation and with us as a Director.
David K. Moskowitz. Mr. Moskowitz is one of our Senior Advisors and was an Executive Vice President as well as our Secretary and General Counsel until 2007. Mr. Moskowitz joined us in March 1990. He was elected to the Board in 1998. Mr. Moskowitz performs certain business functions for us and our subsidiaries from time to time. Since October 2007, Mr. Moskowitz has served as a member of the board of directors of EchoStar. Mr. Moskowitz’s qualifications to serve on our Board include his experience discussed above especially, among other things, his service as our General Counsel from 1990 until 2007.
Tom A. Ortolf. Mr. Ortolf joined the Board in May 2005 and is a member of our Executive Compensation Committee, Nominating Committee, and Audit Committee. Mr. Ortolf has been the President of CMC, a privately held investment management firm, for nearly twenty years. From 1988 until 1991, Mr. Ortolf served as our President and Chief Operating Officer. The Board has determined that Mr. Ortolf meets the independence requirements of NASDAQ and SEC rules and regulations. Since October 2007, Mr. Ortolf has also served as a member of the board of directors of EchoStar, and as a member of its Executive Compensation Committee, Nominating Committee, and Audit Committee. Mr. Ortolf’s qualifications to serve on our Board include his experience discussed above especially, among other things, his service at CMC and with us as a Director.
Carl E. Vogel. Mr. Vogel has served on the Board since May 2005 and is currently a Senior Advisor to us. He served as our President from September 2006 until February 2008 and served as our Vice Chairman from June 2005 until March 2009. From October 2007 until March 2009, Mr. Vogel served as the Vice Chairman of the board of directors of, and as a Senior Advisor to, EchoStar. From 2001 until 2005, Mr. Vogel served as the President and CEO of Charter Communications Inc., a publicly-traded company providing cable television and broadband services to approximately six million customers. Prior to joining Charter, Mr. Vogel worked as an executive officer in various capacities for companies affiliated with Liberty Media Corporation. Mr. Vogel was one of our executive officers from 1994 until 1997, including serving as our President from 1995 until 1997. Mr. Vogel is also currently serving on the boards of directors and audit committees of Shaw Communications, Inc., Universal Electronics, Inc., NextWave Wireless Inc. and on the board of directors, audit committee and executive committee of Ascent Media Corporation. Mr. Vogel is also currently serving as the chair of NextWave Wireless Inc.’s audit committee and Ascent Media Corporation’s executive committee. Mr. Vogel’s qualifications to serve on our Board include his experience discussed above especially, among other things, his prior service with us and various other companies within the telecommunications industry.
Charles W. Ergen, our Chairman, President and Chief Executive Officer, currently possesses approximately 83.5% of the total voting power. Please see “Equity Security Ownership” below. Mr. Ergen has indicated his intention to vote in favor of Proposal No. 1. Accordingly, approval of Proposal No. 1 is assured notwithstanding a negative vote by any or all shareholders other than Mr. Ergen.

The Board of Directors unanimously recommends a vote FOR the election of all of the nominees named herein (Item No. 1 on the enclosed proxy card).
Board of Directors and Committees and Selection Process
Our Board held eleven meetings in 2009 and also took action by unanimous written consent on four occasions during 2009. Each of our directors attended at least 75% of the aggregate of: (i) the total number of meetings of the Board held during the period in which he or she was a director, and (ii) the total number of meetings held by all committees of the Board on which he served. In addition, our non-employee directors held four executive sessions in 2009.
Directors are elected annually and serve until their successors are duly elected and qualified or their earlier resignation or removal. Officers serve at the discretion of the Board.
We are a “controlled company” within the meaning of the NASDAQ Marketplace Rules because more than 50% of our voting power is held by Charles W. Ergen, our Chairman, President and Chief Executive Officer. Mr. Ergen currently beneficially owns approximately 51.3% of our total equity securities and possesses approximately 83.5% of the total voting power. Mr. Ergen’s beneficial ownership excludes 22,023,267 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock currently held by certain trusts established by Mr. Ergen for the benefit of his family. These trusts beneficially own approximately 10.0% of our total equity securities and possess approximately 8.5% of the total voting power. Please see “Equity Security Ownership” below. Therefore, we are not subject to the NASDAQ listing requirements that would otherwise require us to have: (i) a Board of Directors comprised of a majority of independent directors; (ii) compensation of our executive officers determined by a majority of the independent directors or a Compensation Committee composed solely of independent directors; and (iii) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors. Nevertheless, the Corporation has created an Executive Compensation Committee (the “Compensation Committee”) and a Nominating Committee, in addition to an Audit Committee, all of which are composed entirely of independent directors. The charters of our Compensation, Audit, and Nominating Committees are available free of charge on our website at http://www.dishnetwork.com. The function and authority of these committees are described below:
Compensation Committee. The Compensation Committee operates under a Compensation Committee Charter adopted by the Board. The principal functions of the Compensation Committee are, to the extent the Board deems necessary or appropriate, to: (i) make and approve all option grants and other issuances of DISH Network’s equity securities to DISH Network’s executive officers and Board members other than nonemployee directors; (ii) approve all other option grants and issuances of DISH Network’s equity securities, and recommend that the full Board make and approve such grants and issuances; (iii) establish in writing all performance goals for performance-based compensation that together with other compensation to senior executive officers could exceed $1 million annually, other than standard stock incentive plan options that may be paid to DISH Network’s executive officers, and certify achievement of such goals prior to payment; and (iv) set the compensation of Mr. Ergen, who is our Chairman, President and Chief Executive Officer. The Compensation Committee held ten meetings and took action by unanimous written consent on two occasions during 2009. The current members of the Compensation Committee are Mr. Goodbarn, Mr. Howard and Mr. Ortolf, with Mr. Goodbarn serving as Chairman of the Committee. The Board has determined that each of these individuals meets the independence requirements of NASDAQ and SEC rules and regulations. The current composition of the Compensation Committee is expected to remain the same following our Annual Meeting.
Audit Committee. Our Board has established a standing Audit Committee in accordance with NASDAQ rules and Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee operates under an Audit Committee Charter adopted by the Board. The principal functions of the Audit Committee are to: (i) select the independent registered public accounting firm and set their compensation; (ii) select the internal auditor; (iii) review and approve management’s plan for engaging our independent registered public accounting firm during the year to perform non-audit services and consider what effect these services will have on the independence of our independent registered public accounting firm; (iv) review our annual financial statements and other financial reports that require approval by the Board; (v) oversee the integrity of our financial statements, our systems of disclosure and internal controls, and our compliance with legal and regulatory requirements; (vi) review the scope of our independent registered public accounting firm’s audit plans and the results of their audits; and (vii) evaluate the performance of our internal audit function and independent registered public accounting firm.

The Audit Committee held eleven meetings and took action by unanimous written consent on three occasions during 2009. The current members of the Audit Committee are Mr. Goodbarn, Mr. Howard and Mr. Ortolf, with Mr. Ortolf serving as Chairman of the Audit Committee and Mr. Goodbarn serving as our “audit committee financial expert”. The Board has determined that each of these individuals meets the independence requirements of NASDAQ and SEC rules and regulations. The Board has also determined that each member of our Audit Committee is financially literate and that Mr. Goodbarn qualifies as an “audit committee financial expert” as defined by applicable SEC rules and regulations. The current composition of the Audit Committee is expected to remain the same following our Annual Meeting, with Mr. Goodbarn continuing as the “audit committee financial expert”.
Nominating Committee. The Nominating Committee operates under a Nominating Committee Charter adopted by the Board. The principal function of the Nominating Committee is to recommend independent director nominees for selection by the Board. The Nominating Committee held two meetings during 2009 and did not take action by unanimous written consent during 2009. The current members of the Nominating Committee are Mr. Goodbarn, Mr. Howard and Mr. Ortolf, with Mr. Howard serving as Chairman of the Committee. The Board has determined that each of these individuals meets the independence requirements of NASDAQ and SEC rules and regulations. The current composition of the Nominating Committee is expected to remain the same following our Annual Meeting.
The Nominating Committee will consider candidates suggested by its members, other directors, senior management and shareholders as appropriate. No search firms or other advisors were retained to identify nominees during the past fiscal year. The Nominating Committee has not adopted a written policy with respect to the consideration of candidates proposed by security holders or with respect to nominating anyone to our Board other than nonemployee directors. Director candidates, whether recommended by the Nominating Committee, other directors, senior management or shareholders are currently considered by the Nominating Committee and the Board, as applicable, in light of the entirety of their credentials, including but not limited to the following diverse factors: (i) their reputation and character; (ii) their ability and willingness to devote sufficient time to Board duties; (iii) their educational background; (iv) their business and professional achievements, experience and industry background; (v) their independence from management under listing standards and the Corporation’s governance guidelines; and (vi) the needs of the Board and the Corporation.
Board Criteria
In considering whether to recommend a prospective nominee for selection by the Board, including candidates recommended by shareholders, the Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. However, DISH Network believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Nominating Committee recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of experience, knowledge and abilities required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations.
A shareholder who wishes to recommend a prospective nominee for the Board should notify the Corporation’s Secretary or any member of the Nominating Committee in writing with whatever supporting material the shareholder considers appropriate. The Nominating Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of the Corporation’s bylaws relating to shareholder nominations. Communications can be directed to the Corporation’s Secretary or any member of the Nominating Committee in accordance with the process described in “Shareholder Communications” below.
Board Leadership Structure
The Board currently combines the role of Chairman of the Board with the role of Chief Executive Officer in light of Mr. Ergen’s unique position and qualifications as our founder and controlling shareholder. Accordingly, the Board believes that Mr. Ergen is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry and is also the person most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. In this combined role, Mr. Ergen is able to foster clear accountability and effective decision making. Furthermore, in light of Mr. Ergen’s control and position with DISH Network, we believe that the creation of a lead independent director position is not necessary at this time.

The Board’s Role in Risk Oversight
The Board has ultimate responsibility for oversight of the Corporation’s risk management processes. The Board discharges this oversight responsibility through regular reports received from and discussions with senior management on areas of material risk exposure to the Corporation. These reports and Board discussions include, among other things, operational, financial, legal and regulatory, and strategic risks. Additionally, the Corporation’s risk management processes are intended to identify, manage and control risks so that they are appropriate considering the Corporation’s scope, operations and business objectives. The full Board (or the appropriate Committee in the case of risks in areas for which responsibility has been delegated to a particular Committee) engages with the appropriate members of senior management to enable its members to understand and provide input to and oversight of our risk identification, risk management and risk mitigation strategies. The Audit Committee also meets regularly in executive session without management present to, among other things, discuss the Corporation’s risk management culture and processes. For example, as part of its charter, our Audit Committee is responsible for, among other things, discussing Corporation policies with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to the Corporation. When a Committee receives a report from a member of management regarding areas of risk, the Chairman of the relevant Committee will report on the discussion to the full Board to the extent necessary or appropriate. This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one committee has responsibility. The Board or applicable committee also has authority to engage external advisors as necessary.
Other Information About Our Board of Directors
Although we do not have a policy with regard to Board members’ attendance at our annual meetings of shareholders, all of our directors are encouraged to attend such meetings. All of our directors were in attendance at our 2009 annual meeting. We expect that all of our directors will attend our 2010 annual meeting.

Equity Security Ownership
The following table sets forth, to the best of our knowledge, the beneficial ownership of our voting securities as of the close of business on March 8, 2010 by: (i) each person known by us to be the beneficial owner of more than five percent of any class of our voting securities; (ii) each of our directors; (iii) our Chief Executive Officer, Chief Financial Officer and three other most highly compensated persons acting as one of our executive officers in 2009 (collectively, the “Named Executive Officers”); and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person’s name.

	Amount and
	Nature of
	Beneficial	Percentage
Name (1)	Ownership	of Class
Class A Common Stock:
Charles W. Ergen (2), (3)	218,178,109	51.3%
Cantey Ergen (4)	216,998,109	51.1%
Goldman Sachs (5)	27,445,644	13.2%
William R. Gouger (6)	19,894,732	8.7%
Dodge & Cox (7)	11,723,387	5.6%
BlackRock, Inc. (8)	10,435,566	5.0%
James DeFranco (9)	7,907,768	3.8%
David K. Moskowitz (10)	3,081,238	1.5%
Michael Kelly (11)	1,097,611	*
Carl E. Vogel (12)	490,723	*
Bernard L. Han (13)	300,305	*
Tom A. Ortolf (14)	131,200	*
R. Stanton Dodge (15)	127,630	*
Gary S. Howard (16)	70,100	*
Steven R. Goodbarn (17)	70,000	*
Roger J. Lynch	—	*
Robert E. Olson	—	*
All Directors and Executive Officers as a Group (16 persons) (18)	231,918,784	65.5%
Class B Common Stock:
Charles W. Ergen	216,411,941	90.8%
Cantey Ergen	216,411,941	90.8%
Trusts (19)	22,023,267	9.2%
All Directors and Executive Officers as a Group (16 persons) (18)	218,547,864	91.7%

*	Less than 1%.

(1)	Except as otherwise noted below, the address of each such person is 9601 S. Meridian Blvd., Englewood, Colorado 80112. As of the close of business on March 8, 2010, there were 207,959,630 outstanding shares of Class A Common Stock and 238,435,208 shares of Class B Common Stock.

(2)	Mr. Ergen is deemed to own beneficially all of the Class A Shares owned by his spouse, Cantey Ergen. Mr. Ergen’s beneficial ownership includes: (i) 538,652 Class A Shares; (ii) 18,833 Class A Shares held in the Corporation’s 401(k) Employee Savings Plan (the “401(k) Plan”); (iii) the right to acquire 1,180,000 Class A Shares within 60 days upon the exercise of employee stock options; (iv) 235 Class A Shares held by Mr. Ergen’s spouse; (v) 1,273 Class A Shares held in the 401(k) Plan by Mrs. Ergen; (vi) 27,175 Class A Shares held as custodian for Mr. Ergen’s children; and (vii) 216,411,941 Class A Shares issuable upon conversion of Mr. Ergen’s Class B Shares. Mr. Ergen has sole voting and dispositive power with respect to 141,996,601 shares. Mr. Ergen’s beneficial ownership of Class A Shares excludes: (A) 2,135,923 Class A Shares issuable upon conversion of Class B Shares currently held by the Ergen Five-Year GRAT dated November 9, 2005; (B) 15,642,193 Class A Shares issuable upon conversion of Class B Shares currently held by the Ergen Two-Year GRAT dated September 5, 2008 and (C) 4,245,151 Class A Shares issuable upon conversion of Class B Shares held by certain trusts established by Mr. Ergen for the benefit of his family.

(3)	Because each share of Class B Common Stock is entitled to 10 votes per share, Mr. Ergen owns beneficially equity securities of the Company representing approximately 83.5% of the voting power of the Company (assuming no conversion of the Class B Common Stock and after giving effect to the exercise of Mr. Ergen’s options exercisable within 60 days). Mr. Ergen’s beneficial ownership excludes 22,023,267 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock currently held by certain trusts established by Mr. Ergen for the benefit of his family. These trusts beneficially own approximately 10.0% of our total equity securities and possess approximately 8.5% of the total voting power.

(4)	Mrs. Ergen beneficially owns all of the Class A Shares owned by her spouse, Mr. Ergen, except for Mr. Ergen’s right to acquire 1,180,000 Class A Shares within 60 days upon the exercise of employee stock options.

(5)	The address of Goldman Sachs Asset Management (“Goldman Sachs”) is 32 Old Slip, New York, New York, 10005. Of the Class A Shares beneficially owned, Goldman Sachs has shared voting power as to 25,028,414 Class A Shares and shared dispositive power as to 27,445,644 shares. The foregoing information is based solely upon a Schedule 13G filed by Goldman Sachs on February 12, 2010.

(6)	The address of Mr. William R. Gouger is 400 Inverness Parkway, Suite 250, Englewood, CO 80112. Mr. Gouger’s beneficial ownership includes: (i) 140 shares of Class A Common Stock owned beneficially directly by Mr. Gouger; (ii) 7,248 shares of Class A Common Stock owned beneficially indirectly by Mr. Gouger in the 401(k) Plan; (iii) 4,245,151 shares of Class B Common Stock owned beneficially by Mr. Gouger solely by virtue of his position as trustee of certain trusts established by Mr. Ergen for the benefit of his family; and (iv) 15,642,193 shares of Class B Common Stock owned beneficially by Mr. Gouger solely by virtue of his position as trustee of the Ergen 2008 Two-Year GRAT dated September 5, 2008.

(7)	The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, California, 94104. Of the Class A Shares beneficially owned, Dodge & Cox has sole voting power as to 11,150,395 Class A Shares and sole dispositive power as to 11,723,387 shares. The foregoing information is based solely upon a Schedule 13G filed by Dodge & Cox on February 5, 2010.

(8)	The address of BlackRock, Inc. (formerly Barclay Global Investors, NA.) is 40 East 52nd Street, New York, New York, 10022. Of the Class A Shares beneficially owned, BlackRock, Inc. has sole voting and dispositive power as to 10,435,566 Class A Shares. The foregoing information is based solely upon a Schedule 13G filed by BlackRock, Inc. on January 20, 2010.

(9)	Mr. DeFranco’s beneficial ownership includes: (i) 2,934,088 Class A Shares; (ii) 18,833 Class A Shares held in the 401(k) Plan; (iii) the right to acquire 318,000 Class A Shares within 60 days upon the exercise of employee stock options; (iv) 50,000 Class A Shares held by Mr. DeFranco in an irrevocable trust for the benefit of his children and grandchildren; (v) 8,760 Class A Shares held by Mr. DeFranco as custodian for his children; (vi) 2,673,028 Class A Shares controlled by Mr. DeFranco as general partner of a limited partnership, and (vii) 1,905,059 Class A Shares held by Mr. DeFranco as a general partner of a different limited partnership.

(10)	Mr. Moskowitz’s beneficial ownership includes: (i) 127,779 Class A Shares; (ii) 18,024 Class A Shares held in the 401(k) Plan; (iii) the right to acquire 760,000 Class A Shares within 60 days upon the exercise of employee stock options; (iv) 1,328 Class A Shares held as custodian for his children; (v) 8,184 Class A Shares held as trustee for Mr. Ergen’s children; (vi) 30,000 Class A Shares held by a charitable foundation for which Mr. Moskowitz is a member of the Board of Directors; and (vii) 2,135,923 Class A Shares issuable upon conversion of the Class B Shares held by the Ergen Five-Year GRAT dated November 9, 2005, for which Mr. Moskowitz is the sole trustee.

(11)	Mr. Kelly’s beneficial ownership includes: (i) 26,111 Class A Shares (all of which are held in an account that is subject to a margin loan); (ii) the right to acquire 1,065,000 Class A Shares within 60 days upon the exercise of employee stock options; (iii) 3,000 Class A Shares held by Mr. Kelly in trust for the benefit of his children; and (iv) 3,500 Class A Shares held by Mr. Kelly as custodian for his children.

(12)	Mr. Vogel’s beneficial ownership includes: (i) 10,165 Class A Shares (including 10,000 shares held in an account that is subject to a margin loan); (ii) 558 Class A Shares held in the 401(k) Plan; and (iii) the right to acquire 480,000 Class A Shares within 60 days upon the exercise of employee stock options.

(13)	Mr. Han’s beneficial ownership includes: (i) 305 Class A Shares held in the 401(k) Plan; and (ii) the right to acquire 300,000 Class A Shares within 60 days upon the exercise of employee stock options.

(14)	Mr. Ortolf’s beneficial ownership includes: (i) the right to acquire 70,000 Class A Shares within 60 days upon the exercise of nonemployee director stock options; (ii) 200 Class A Shares held in the name of one of his children; and (iii) 61,000 Class A Shares held by a partnership of which Mr. Ortolf is a partner.

(15)	Mr. Dodge’s beneficial ownership includes: (i) 30,183 Class A Shares; (ii) 2,447 Class A Shares held in the 401(k) Plan; and (iii) the right to acquire 95,000 Class A Shares within 60 days upon the exercise of employee stock options.

(16)	Mr. Howard’s beneficial ownership includes: (i) 100 Class A Shares owned by his spouse; and (ii) the right to acquire 70,000 Class A Shares within 60 days upon the exercise of nonemployee director stock options.

(17)	Mr. Goodbarn’s beneficial ownership includes: (i) 5,000 Class A Shares; and (ii) the right to acquire 65,000 Class A Shares within 60 days upon the exercise of nonemployee director stock options.

(18)	Includes: (i) 3,673,058 Class A Shares; (ii) 60,020 Class A Shares held in the 401(k) Plan; (iii) the right to acquire 4,865,000 Class A Shares within 60 days upon the exercise of employee stock options; (iv) 4,639,087 Class A Shares held in a partnership; (v) 218,547,864 Class A Shares issuable upon conversion of Class B Shares; (vi) 103,655 Class A Shares held in the name of, or in trust for, children and other family members; (vii) 30,000 Class A Shares held by a charitable foundation for which Mr. Moskowitz is a member of its board of directors; and (viii) 100 Class A Shares held by a spouse. Class A and Class B Common Stock beneficially owned by both Mr. and Mrs. Ergen is only included once in calculating the aggregate number of shares owned by directors and executive officers as a group.

(19)	Held by certain trusts established by Mr. Ergen for the benefit of Mr. Ergen’s family of which Mr. Moskowitz and Mr. Gouger are each a trustee.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors, officers and holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our equity securities. We believe that during 2009, our directors, officers and 10% shareholders complied with all Section 16(a) filing requirements, with the exception of the inadvertent late filing of one Form 4 by Mr. DeFranco. In making these statements, we have relied upon examination of copies of Forms 3, 4 and 5 provided to us and the written representations of our directors and officers.
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis addresses our compensation objectives and policies for our named executive officers, or NEOs, the elements of NEO compensation and the application of those objectives and policies to each element of fiscal 2009 compensation for our NEOs.
This Compensation Discussion and Analysis contains information regarding company performance targets and goals for our executive compensation program. These targets and goals were disclosed to provide information on how executive compensation was determined in 2009 but are not intended to be estimates of future results or other forward-looking guidance. We caution investors against using these targets and goals outside of the context of their use in our executive compensation program as described herein.

Overall Compensation Program Objectives and Policies
Compensation Philosophy
DISH Network’s executive compensation program is guided by the following key principles:
•	Attraction, retention and motivation of executive officers over the long-term;

•	Recognition of individual performance;

•	Recognition of the achievement of company-wide performance goals; and

•	Creation of shareholder value by aligning the interests of management and DISH Network’s shareholders through equity incentives.
General Compensation Levels
The total direct compensation opportunities, both base salaries and long-term incentives, offered to DISH Network’s NEOs have been designed to ensure that they are competitive with market practice, support DISH Network’s executive recruitment and retention objectives, reward individual and company-wide performance and contribute to DISH Network’s long-term success by aligning the interests of its executive officers and shareholders.
The Compensation Committee of DISH Network, without Mr. Ergen present, determines Mr. Ergen’s compensation. Mr. Ergen recommends to the Board of Directors, but DISH Network’s Board of Directors ultimately approves, the base compensation of DISH Network’s other NEOs. DISH Network’s Compensation Committee has made and approved grants of options and other equity-based compensation to DISH Network’s NEOs, and established in writing performance goals for any performance-based compensation that together with other compensation to any DISH Network NEO could exceed $1 million annually. DISH Network’s Compensation Committee has also certified achievement of those performance goals prior to payment of performance-based compensation.
In determining the actual amount of each NEO’s compensation, the Compensation Committee of DISH Network reviews the information described in “Compilation of Certain Proxy Data” below, the Compensation Committee’s subjective performance evaluation of the individual’s performance (after reviewing Mr. Ergen’s recommendations with respect to the NEOs other than himself), the individual’s success in achieving DISH Network’s and individual goals, whether the performance goals of any short-term incentive plans were met and the payouts that would become payable upon achievement of those performance goals, equity awards previously granted to the individual, and equity awards that would be normally granted upon a promotion in accordance with DISH Network’s policies for promotions. DISH Network’s Compensation Committee and Board have also considered each of DISH Network’s NEOs individual extraordinary efforts resulting in tangible increases in corporate, division or department success when setting base cash salaries and short term incentive compensation.
Furthermore, the Compensation Committee of DISH Network also makes a subjective determination as to whether an increase should be made to Mr. Ergen’s compensation based on its evaluation of Mr. Ergen’s contribution to the success of DISH Network, whether the performance goals of any short-term incentive plans were met, the payouts that would become payable to Mr. Ergen upon achievement of those performance goals, the options and other stock awards currently held by Mr. Ergen and whether such awards are sufficient to retain Mr. Ergen.
This approach to general compensation levels is not formulaic and the weight given to any particular factor in determining a particular NEO’s compensation depends on the subjective consideration of all factors described above in the aggregate.
With respect to incentive compensation, DISH Network attempts to ensure that each NEO has stock options and/or restricted stock units at any given time that are significant in relation to such individual’s annual cash compensation to ensure that each of DISH Network’s NEOs has appropriate incentives tied to the performance of DISH Network’s Class A Common Stock. Therefore, DISH Network may grant more options to one particular NEO in a given year if a substantial portion of the NEO’s equity incentives are vested and the underlying stock is capable of being sold. In addition, if an NEO recently received a substantial amount of equity incentives, DISH Network may not grant any equity incentives to that particular NEO.

Compilation of Certain Proxy Data
In connection with the approval process for DISH Network’s executive officer compensation, DISH Network’s Board of Directors and Compensation Committee had management prepare a compilation of the compensation components for the NEOs of companies selected by the Compensation Committee, as disclosed in their respective publicly-filed proxy statements (the “Proxy Data”). These surveyed companies included: The DirecTV Group, Inc., Comcast Corporation, Cablevision Systems Corporation, Cox Communications, Inc., Charter Communications, Inc., Adelphia Communications Corporation, Liberty Media Corporation, CenturyTel, Inc., UnitedGlobalCom, Inc., and Level 3 Communications, Inc. The Proxy Data, along with other information obtained by committee members from media reports, such as newspaper or magazine articles or other generally available sources related to executive compensation, and from corporate director events attended by committee members, is used solely as a subjective frame of reference to set approximate boundaries for compensation, rather than a basis for benchmarking compensation of DISH Network’s NEOs. DISH Network’s Compensation Committee and Board of Directors do not utilize a formulaic or standard, formalized benchmarking level or element in tying or otherwise setting DISH Network’s executive compensation to that of other companies. Generally, DISH Network’s overall compensation lags behind competitors in the area of base pay, severance packages, and short-term incentives and may be competitive over time in equity compensation. If DISH Network’s stock performance substantially outperforms similar companies, executive compensation at DISH Network could exceed that at similar companies. Barring significant increases in the stock price, DISH Network’s compensation levels generally lag its peers.
Deductibility of Compensation
Section 162(m) of the U.S. Internal Revenue Code (the “Code”) places a limit on the tax deductibility of compensation in excess of $1 million paid to certain “covered employees” of a publicly held corporation (generally, the corporation’s chief executive officer and its four next most highly compensated executive officers in the year that the compensation is paid). This limitation applies only to compensation which is not considered performance-based under the Section 162(m) rules. The Compensation Committee conducts an ongoing review of DISH Network’s compensation practices for purposes of obtaining the maximum continued deductibility of compensation paid consistent with DISH Network’s existing commitments and ongoing competitive needs. However, nondeductible compensation in excess of this limitation may be paid.
Use of Compensation Consultants
No compensation consultants were retained by the Company to either evaluate or recommend the setting of executive compensation during the past fiscal year.

Implementation of Executive Compensation Program Objectives and Policies
Weighting and Selection of Elements of Compensation
As described in “General Compensation Levels” above, neither DISH Network’s Board of Directors nor its Compensation Committee has in the past assigned specific weights to any factors considered by DISH Network’s Board of Directors and its Compensation Committee in determining compensation, and none of the factors are more dispositive than others.
Elements of Executive Compensation
The primary components of DISH Network’s executive compensation program have included:
•	base cash salary;

•	short-term incentive compensation, including conditional and/or performance-based cash incentive compensation and discretionary bonuses;

•	long-term equity incentive compensation in the form of stock options and restricted stock units offered under DISH Network’s stock incentive plans;

•	401(k) plan; and

•	other compensation, including perquisites and personal benefits and post-termination compensation.
These elements combine to promote the objectives and policies described above. Base salary, 401(k) benefits and other benefits and perquisites provided generally to DISH Network employees provide a minimum level of compensation for our NEOs. Short-term incentives reward individual performance and achievement of annual goals important to DISH Network. Long-term equity-incentive compensation aligns NEO compensation directly with the creation of long-term shareholder value and promotes retention.
DISH Network has not required that a certain percentage of an executive’s salary be provided in one form versus another. However, the Compensation Committee’s goal is to award compensation that is reasonable in relation to DISH Network’s compensation program and objectives when all elements of potential compensation are considered. Each element of DISH Network’s historical executive compensation and the rationale for each element is described below.
Base Cash Salary
DISH Network has traditionally included salary in its executive compensation package under the belief that it is appropriate that some portion of the compensation paid to its executives be provided in a form that is fixed and liquid occurring over regular intervals. Generally, for the reasons discussed in “Equity Incentive Compensation,” DISH Network has weighted overall compensation towards equity components as opposed to base salaries. DISH Network’s Compensation Committee and Board of Directors have traditionally been free to set base salary at any level deemed appropriate and typically review base salaries once annually. Any increases or decreases in base salary on a year-over-year basis have usually been dependent on a combination of the following factors:
•	the Compensation Committee’s and Board of Directors’ respective assessment of DISH Network’s overall financial and business performance;

•	the performance of the NEO’s business unit;

•	the NEO’s individual contributions to DISH Network; and

•	the rate of DISH Network’s standard annual merit increase for employees who are performing at a satisfactory level.

Short-Term Incentive Compensation
This compensation program, if implemented for a particular year, generally provides for a bonus that is linked to annual performance as determined by the Compensation Committee at the beginning of each fiscal year when it establishes the short-term incentive plan for that year. The objective of the short-term incentive plan is to compensate NEOs in significant part based on the achievement of specific annual goals that the Compensation Committee believes will create an incentive to maximize long-term shareholder value. This compensation program also permits short-term incentive compensation to be awarded in the form of discretionary cash bonuses based on individual performance during the year.
During 2009, the Board of Directors and the Compensation Committee elected not to implement a short-term incentive program. The decision not to implement a short-term incentive program during 2009 was made based upon, among other things, the adoption of the 2008 Long Term Incentive Plan, or 2008 LTIP. The 2008 LTIP is discussed below. During 2009, we generated cumulative free cash flow in excess of $1.0 billion while also maintaining 13 million subscribers which resulted in the vesting of approximately 10% of the 2008 LTIP stock awards.
Long-Term Equity Incentive Compensation
DISH Network has traditionally operated under the belief that executive officers will be better able to contribute to its long-term success and help build incremental shareholder value if they have a stake in that future success and value. DISH Network has stated it believes this stake focuses the executive officers’ attention on managing DISH Network as owners with equity positions in DISH Network and aligns their interests with the long-term interests of DISH Network’s shareholders. Equity awards therefore have represented an important and significant component of DISH Network’s compensation program for executive officers. DISH Network has attempted to create general incentives with its standard stock option grants and conditional incentives through conditional awards that may include payouts in cash or equity.
General Equity Incentives
With respect to equity incentive compensation, DISH Network attempts to ensure that each NEO has stock options and/or restricted stock units at any given time that are significant in relation to such individual’s annual cash compensation to ensure that each of DISH Network’s NEOs has appropriate incentives tied to the performance of DISH Network’s Class A Common Stock. Therefore, DISH Network may grant more options to one particular NEO in a given year if a substantial portion of the NEO’s equity incentives are vested and the underlying stock is capable of being sold. In addition, if an NEO recently received a substantial amount of equity incentives, DISH Network may not grant any equity incentives to that particular NEO. In particular, in granting awards for 2009, the Compensation Committee took into account, among other things, the amount necessary to retain our executive officers and that our executive officers had been granted options under the 2008 LTIP.
In granting equity incentive compensation, the Compensation Committee also takes into account whether the NEO has been promoted in determining whether to award equity awards to that individual. Finally, from time to time, the Compensation Committee may award one-time equity awards based on a number of subjective criteria, including the NEO’s position and role in DISH Network’s success and whether the NEO made any exceptional contributions to DISH Network’s success.
To encourage executive officers to remain in DISH Network’s employ, options granted under DISH Network’s stock incentive plans generally vest at the rate of 20% per year and have exercise prices not less than the fair market value of DISH Network’s Class A Common Stock on the date of grant. DISH Network’s standard form of option agreement given to executive officers has included acceleration of vesting upon a change in control of DISH Network for those executive officers that are terminated by DISH Network or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.
Practices Regarding Grant of Equity Incentives
DISH Network has generally awarded stock options and restricted stock units as of the last day of each calendar quarter and has set exercise prices, as applicable, of not less than the fair market value of DISH Network’s Class A Common Stock on the date of grant.

2009 Stock Incentive Plan
We have adopted an employee stock incentive plan, which we refer to as the 2009 Stock Incentive Plan. The purpose of the 2009 Stock Incentive Plan is to provide incentives to attract and retain executive officers and other key employees. Awards available to be granted under the 2009 Stock Incentive Plan include: (i) stock options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards.
Class B CEO Stock Option Plan
We have adopted a Class B CEO stock option plan, which we refer to as the 2002 Class B CEO Stock Option Plan. The purpose of the 2002 Class B CEO Stock Option Plan is to promote the interests of DISH Network and its subsidiaries by aiding in the retention of Charles W. Ergen, the Chairman, President and Chief Executive Officer of DISH Network, who our Board of Directors believes is crucial to assuring our future success, to offer Mr. Ergen incentives to put forth maximum efforts for our future success and to afford Mr. Ergen an opportunity to acquire additional proprietary interests in DISH Network. Awards available to be granted under the 2002 Class B CEO Stock Option Plan include nonqualified stock options and dividend equivalent rights with respect to DISH Network’s Class B Common Stock.
Employee Stock Purchase Plan
We have adopted an employee stock purchase plan, which we refer to as our ESPP. The purpose of the ESPP is to provide our eligible employees with an opportunity to acquire a proprietary interest in us by the purchase of our Class A common stock. All full-time employees who are employed by DISH Network for at least one calendar quarter will be eligible to participate in the ESPP. Employee stock purchases will be made through payroll deductions. Under the terms of the ESPP, employees will not be permitted to deduct an amount which would permit such employee to purchase our capital stock under all of our stock purchase plans which would exceed $25,000 in fair market value of capital stock in any one year. The ESPP is intended to qualify under Section 423 of the Code and thereby provide participating employees with an opportunity to receive certain favorable income tax consequences as to stock purchase rights under the ESPP.
Nonemployee Director Stock Option Plan
We have adopted a non-employee director stock option plan, which we refer to as the 2001 Director Plan. The purpose of the 2001 Director Plan is to advance our interests through the motivation, attraction and retention of highly-qualified non-employee directors. The 2001 Director Plan grants our new non-employee directors, upon their initial election or appointment to our Board, an option to acquire a certain number of shares of DISH Network’s Class A Common Stock. We may also grant, in our discretion, any continuing non-employee directors further options to acquire our shares of Class A Common Stock in exchange for their continuing services.
2005 Long-Term Incentive Plan
During January 2005, DISH Network adopted the 2005 Long-Term Incentive Plan, or 2005 LTIP, within the terms of DISH Network’s 1999 Stock Incentive Plan. The purpose of the 2005 LTIP is to promote DISH Network’s interests and the interests of its shareholders by providing key employees with financial rewards through equity participation upon achievement of DISH Network reaching the milestone of 15 million subscribers. The employees eligible to participate in the 2005 LTIP include DISH Network’s executive officers, vice presidents, directors and certain other key employees designated by DISH Network’s Compensation Committee. Awards under the 2005 LTIP consist of a one-time grant of: (a) an option to acquire a specified number of shares priced at the market value as of the last day of the calendar quarter in which the option was granted; (b) rights to acquire for no additional consideration a specified smaller number of shares of DISH Network’s Class A Common Stock; or (c) in some cases, a corresponding combination of a lesser number of option shares and such rights to acquire shares of DISH Network’s Class A Common Stock. The options and rights vest in 10% increments on each of the first four anniversaries of the date of grant and then at the rate of 20% per year thereafter; provided, however, that none of the options or rights shall be exercisable until DISH Network reaches the milestone of 15 million subscribers. The performance goal under the 2005 LTIP were not achieved in 2009. Mr. Ergen has 900,000 stock options under the 2005 LTIP that were granted on September 30, 2005. Mr. Han has 90,000 stock options and 30,000 restricted stock units under the 2005 LTIP that were granted on September 30, 2006. Mr. Kelly has 300,000 stock options under the 2005 LTIP that were granted on March 31, 2005.

Mr. Dodge has 82,500 stock options and 12,500 restricted stock units under the 2005 LTIP that were granted on March 31, 2005. Mr. Olson and Mr. Lynch do not have awards under the 2005 LTIP.
2008 Long-Term Incentive Plan
During December 2008, DISH Network adopted the 2008 LTIP, within the terms of our 1999 Stock Incentive Plan. After the expiration of the 1999 Stock Incentive Plan on April 16, 2009, awards under the 2008 LTIP to new employee hires or employees who are promoted have been granted pursuant to the 2009 Stock Incentive Plan. The purpose of the 2008 LTIP is to promote DISH Network’s interests and the interests of its shareholders by providing key employees with financial rewards through equity participation upon achievement of a specified long-term cumulative free cash flow goal while maintaining a specified long-term subscriber threshold. The employees eligible to participate in the 2008 LTIP include DISH Network’s executive officers, vice presidents, directors and certain other key employees designated by DISH Network’s Compensation Committee. Awards under the 2008 LTIP consist of a one-time grant of: (a) an option to acquire a specified number of shares priced at the market value as of the last day of the calendar quarter in which the option was granted; (b) rights to acquire for no additional consideration a specified smaller number of shares of DISH Network’s Class A Common Stock; or (c) in some cases, a corresponding combination of a lesser number of option shares and such rights to acquire shares of DISH Network’s Class A Common Stock. Under the 2008 LTIP, the cumulative free cash flow goals and the total net subscriber threshold are measured on the last day of each calendar quarter commencing on March 31, 2009 and continuing through and including December 31, 2015. In the event that a cumulative free cash flow goal is achieved and the total net subscriber threshold is met as of the last day of any such calendar quarter: (i) the applicable cumulative free cash flow goal will be retired; and (ii) the corresponding increment of the option/restricted stock unit will vest and shall become exercisable contemporaneous with filing of the Form 10-Q or Form 10-K for that quarter or year, as applicable, in accordance with the following schedule (for those employees that received equity awards under the 2008 LTIP before April, 1, 2009):

Cumulative Free	Total Net Subscriber	Cumulative Vesting
Cash Flow Goals	Threshold	Schedule
$1 billion	13 Million	10%
$2 billion	13 Million	25%
$3 billion	13 Million	45%
$4 billion	13 Million	70%
$5 billion	13 Million	100%
For equity awards granted to employees following April 1, 2009 under the 2008 LTIP (such as newly-hired or recently-promoted employees), these employees received a reduced number of options to acquire shares of DISH Network’s Class A Common Stock than the amount that were granted to an employee at the same level prior to April 1, 2009 and such shares are subject to a vesting schedule that varies based upon the date on which such shares are granted.
Mr. Ergen was granted 900,000 stock options under the 2008 LTIP on December 31, 2008. Messrs. Han, Kelly and Dodge each were granted 300,000 stock options under the 2008 LTIP on December 31, 2008. Mr. Olson was granted 240,000 stock options under the 2008 LTIP on June 30, 2009 in connection with the commencement of his employment. Mr. Lynch was granted 210,000 stock options under the 2008 LTIP on December 31, 2009 in connection with the commencement of his employment. During 2009, we generated cumulative free cash flow in excess of $1.0 billion while also maintaining 13 million subscribers which resulted in the vesting of approximately 10% of the 2008 LTIP stock awards. Accordingly, the $1 billion cumulative free cash flow goal under the 2008 LTIP was retired.

401(k) Plan
DISH Network has adopted a defined-contribution tax-qualified 401(k) plan for its employees, including its executives, to encourage its employees to save some percentage of their cash compensation for their eventual retirement. DISH Network’s executives have participated in the 401(k) plan on the same terms as DISH Network’s other employees. Under the plan, employees have become eligible for participation in the 401(k) plan upon completing ninety days of service with DISH Network and reaching age 19. 401(k) plan participants have been able to contribute up to 50% of their compensation in each contribution period, subject to the maximum deductible limit provided by the Code. DISH Network may also make a 50% matching employer contribution up to a maximum of $1,500 per participant per calendar year. In addition, DISH Network may also make an annual discretionary profit sharing contribution to the 401(k) plan with the approval of its Compensation Committee and Board of Directors. 401(k) plan participants are immediately vested in their voluntary contributions and earnings on voluntary contributions. DISH Network’s employer contributions to 401(k) plan participants’ accounts vest 20% per year commencing one year from the employee’s date of employment.
Perquisites and Personal Benefits, Post-Termination Compensation and Other Compensation
DISH Network has traditionally offered numerous plans and other benefits to its executive officers on the same terms as other employees. These plans and benefits have included medical, vision, and dental insurance, life insurance, and the employee stock purchase plan as well as discounts on DISH Network’s services. Relocation benefits may also be reimbursed, but are individually negotiated when they occur. DISH Network has also permitted certain NEOs to use its corporate aircraft for personal use. DISH Network has also paid for annual tax preparation costs for certain NEOs.
DISH Network has not traditionally had any plans in place to provide severance benefits to employees. However, certain stock options and restricted stock units have been granted to its executive officers subject to accelerated vesting upon a change in control.
2009 Executive Compensation
DISH Network has historically made decisions with respect to executive compensation for a particular compensation year in December of the preceding compensation year or the first quarter of the applicable compensation year. For 2009, the Compensation Committee (along with Mr. Ergen for each of the NEOs other than himself) reviewed total compensation of each NEO and the value of (a) historic and current components of each NEO’s compensation, including the base salary and bonus paid to the NEO in the prior year, and (b) stock options and restricted stock units held by each NEO in DISH Network’s incentive plans. DISH Network’s Compensation Committee (along with Mr. Ergen for each of the NEOs other than himself) also reviewed the Proxy Data prepared for 2009 and other information described in “Compilation of Certain Proxy Data” above. As described in “General Incentive Compensation” above, DISH Network aims to provide base salaries and long-term incentives that are competitive with market practice with an emphasis on providing a substantial portion of overall compensation in the form of equity incentives. In addition, DISH Network’s Compensation Committee has discretion to award performance based compensation, that is based on performance goals different from those that were previously set or that is higher or lower than the anticipated compensation that would be awarded under DISH Network’s incentive plans if particular performance goals were met. DISH Network’s Compensation Committee did not exercise this discretion in 2009.
Compensation of Chief Executive Officer
2009 Base Salary. Mr. Ergen’s base salary for 2009 was determined at the beginning of 2009 based on a review by the Compensation Committee of the expected base salaries in 2009 of each of DISH Network’s other NEOs. The Compensation Committee determined that Mr. Ergen was eligible for an annual merit increase in base salary. However, DISH Network’s Compensation Committee noted that Mr. Ergen’s base salary continued to be substantially lower than the base salaries of the CEOs of the significant majority of the surveyed companies in the 2009 Proxy Data.

2009 Cash Bonus. No bonus was paid to Mr. Ergen in 2009.
2009 Equity Incentives. With respect to equity incentives, DISH Network attempts to ensure that Mr. Ergen has stock options and/or restricted stock units at any given time that are significant in relation to Mr. Ergen’s annual cash compensation to ensure that Mr. Ergen has appropriate incentives tied to the performance of DISH Network’s Class A Common Stock. In light of the 500,000 options to purchase the Corporation’s Class A Common Stock then held by Mr. Ergen and the 900,000 stock options granted to Mr. Ergen pursuant to the 2008 LTIP, the Compensation Committee determined that additional awards to Mr. Ergen were not necessary during 2009.
Compensation of Other Named Executive Officers
2009 Base Salary.
Base salaries for each of the other NEOs are determined annually by DISH Network’s Board of Directors primarily based on Mr. Ergen’s recommendations. The Board of Directors places substantial weight on Mr. Ergen’s recommendations in light of his role as CEO and as co-founder and controlling shareholder of DISH Network. Mr. Ergen made recommendations to the Board of Directors with respect to the 2009 base salary of each of the other NEOs after considering (a) the NEO’s base salary in 2008, (b) the range of the percentage increases in base salary for NEOs of the companies contained in the Proxy Data, (c) whether the NEO’s base salary was appropriate in light of DISH Network’s goals, including retention of the NEO, (d) the expected compensation to be paid to other NEOs in 2009 in relation to a particular NEO in 2009, (e) whether the NEO was promoted or newly hired in 2009, and (f) whether in Mr. Ergen’s subjective determination, the NEO’s performance in 2008 warranted an increase in the NEO’s base salary in 2009. Placing primary weight on (a) the NEO’s base salary in 2008 and (b) whether, in Mr. Ergen’s subjective view, an increase in 2008 base salary was necessary to retain the NEO, Mr. Ergen recommended the base salary amounts indicated in the “Summary Compensation Table” below. The basis for Mr. Ergen’s recommendation with respect to each of the other NEOs is discussed below. The Board of Directors accepted each of Mr. Ergen’s recommendations on base salaries for each of the other NEOs.
Mr. Olson. Mr. Olson’s salary was agreed between DISH Network and Mr. Olson on April 27, 2009 in connection with the commencement of Mr. Olson’s employment as Executive Vice President and Chief Financial Officer of DISH Network on April 28, 2009.
Mr. Han. Mr. Ergen determined that Mr. Han’s performance met expectations for 2008 and was therefore eligible for DISH Network’s standard annual merit increase in base salary. In addition, Mr. Ergen determined that Mr. Han should receive an additional increase in base salary based on Mr. Ergen’s subjective determination of the amount required to maintain Mr. Han’s salary within the range of market compensation indicated in the Proxy Data and taking into consideration DISH Network’s practices with respect to base salaries.
 Mr. Lynch. Mr. Lynch’s salary was agreed between DISH Network and Mr. Lynch on November 3, 2009 in connection with the commencement of Mr. Lynch’s employment as Executive Vice President — Advanced Technologies on November 4, 2009.
Mr. Kelly. Mr. Ergen determined that Mr. Kelly’s performance met expectations for 2008 and that Mr. Kelly was therefore eligible for DISH Network’s standard annual merit increase. In addition, Mr. Ergen determined that Mr. Kelly should receive an additional increase in base salary based on Mr. Ergen’s subjective determination of the amount required to maintain Mr. Kelly’s salary within the range of market compensation indicated in the Proxy Data and taking into consideration DISH Network’s practices with respect to base salaries.
Mr. Dodge. Mr. Ergen determined that Mr. Dodge’s performance met expectations for 2008 and was therefore eligible for DISH Network’s standard annual merit increase in base salary. In addition, Mr. Ergen determined that Mr. Dodge should receive an additional increase in base salary based on Mr. Ergen’s subjective determination of the amount required to maintain Mr. Dodge’s salary within the range of market compensation indicated in the Proxy Data and taking into consideration DISH Network’s practices with respect to base salaries.

2009 Cash Bonus. Consistent with prior years, Mr. Ergen generally recommended that other NEOs receive cash bonuses only to the extent that such amounts would be payable pursuant to the existing short-term incentive plan, if any. As discussed above, in light the grant of options to the other NEOs under the 2008 LTIP, the Board of Directors and the Compensation Committee elected not to implement a short-term incentive program for 2009. During 2009, we generated cumulative free cash flow in excess of $1.0 billion while also maintaining 13 million subscribers which resulted in the vesting of approximately 10% of the 2008 LTIP stock awards. However, due to the individual performance of Mr. Dodge and Mr. Han, a one-time discretionary cash bonus of $100,000 was awarded to each.
2009 Equity Incentives. With respect to equity incentives, DISH Network primarily evaluates the position of each NEO to ensure that each individual has stock options and/or restricted stock units at any given time that are significant in relation to the NEO’s annual cash compensation to ensure that the NEO has appropriate incentives tied to the performance of DISH Network’s Class A Common Stock. This determination is made by the Compensation Committee primarily on the basis of Mr. Ergen’s recommendation. As discussed above, in granting awards to the other NEOs for 2009, Mr. Ergen based his recommendation on, among other things, what was necessary to retain our executive officers. In particular, in granting awards for 2009, the Compensation Committee took into account, among other things, the amount necessary to retain our executive officers and the fact that each of our NEOs had received awards under our 2008 LTIP. On June 30, 2009, in connection with the commencement of his employment, Mr. Olson was awarded an option to acquire 100,000 shares of Class A Common Stock with such option vesting at the rate of 20% per year and an option to acquire 240,000 shares of Class A Common Stock under the 2008 LTIP. As a result of Mr. Han’s increased responsibilities as Chief Operating Officer, on March 31, 2009, Mr. Ergen recommended, and the Compensation Committee agreed, to grant Mr. Han an option to acquire 300,000 shares of Class A Common Stock with such option vesting at the rate of 20% per year. On December 31, 2009, in connection with the commencement of his employment, Mr. Lynch was awarded an option to acquire 200,000 shares of Class A Common Stock with such option vesting at the rate of 20% per year and an option to acquire 210,000 shares of Class A Common Stock under the 2008 LTIP. On December 31, 2009, based on Mr. Ergen’s subjective evaluation of Mr. Kelly’s contribution to the Corporation’s performance during 2009, Mr. Ergen recommended, and the Compensation Committee agreed, to grant Mr. Kelly an option to acquire 200,000 shares of Class A Common Stock with such option vesting if certain performance criteria are met before December 31, 2011. On June 30, 2009, based on Mr. Ergen’s subjective evaluation of Mr. Dodge’s contribution to the Corporation’s performance during 2009, Mr. Ergen recommended, and the Compensation Committee agreed, to grant Mr. Dodge an option to acquire 200,000 shares of Class A Common Stock with such option vesting at the rate of 20% per year.
During 2009, we generated cumulative free cash flow in excess of $1 billion while maintaining 13 million subscribers and accordingly: (i) 90,000 of Mr. Ergen’s stock options granted under the 2008 LTIP vested and became exercisable; (ii) 30,000 of Mr. Han’s stock options granted under the 2008 LTIP vested and became exercisable; (iii) 30,000 of Mr. Kelly’s stock options granted under the 2008 LTIP vested and became exercisable; and (iv) 30,000 of Mr. Dodge’s stock options granted under the 2008 LTIP vested and became exercisable.

EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee is appointed by the Board of Directors of DISH Network Corporation to discharge certain of the Board’s responsibilities relating to compensation of DISH Network’s executive officers.
The Compensation Committee, to the extent the Board deems necessary or appropriate, will:
•	Make and approve all option grants and other issuances of DISH Network’s equity securities to DISH Network’s executive officers and Board members other than nonemployee directors;

•	Approve all other option grants and issuances of DISH Network’s equity securities, and recommend that the full Board make and approve such grants and issuances;

•	Establish in writing all performance goals for performance-based compensation that together with other compensation to senior executive officers could exceed $1 million annually, other than standard Stock Incentive Plan options that may be paid to DISH Network’s executive officers, and certify achievement of such goals prior to payment; and

•	Set the compensation of the Chairman, President and Chief Executive Officer.
Based on the review of the Compensation Discussion and Analysis and discussions with management, we recommended to DISH Network’s management that the Compensation Discussion and Analysis be included in the Corporation’s proxy statement.
Respectfully submitted,
The DISH Network Executive Compensation Committee
Steven R. Goodbarn (Chairman)
Gary S. Howard
Tom A. Ortolf
The report of the Compensation Committee and the information contained therein shall not be deemed to be “solicited material” or “filed” or incorporated by reference in any filing we make under the Securities Act or under the Exchange Act, irrespective of any general statement incorporating by reference this Proxy Statement into any such filing, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into a document we file under the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary Compensation Table
Our executive officers are compensated by certain of our subsidiaries. The following table sets forth the cash and noncash compensation for the fiscal year ended December 31, 2009 for the NEOs.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus (1)	Awards	Awards (2)	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	(3) ($)	($)

Charles W. Ergen	2009	$623,078	$—	$—	$—	$—	$—	$376,835	$999,913
Chairman, President and Chief	2008	$600,000	$—	$—	$3,817,550	$—	$—	$371,652	$4,789,202
Executive Officer	2007	$592,308	$—	$—	$—	$—	$—	$554,232	$1,146,540

Robert E. Olson (5)	2009	$200,769	$—	$—	$854,165	$—	$—	$2,551	$1,057,485
Executive Vice President and Chief Financial Officer

Bernard L. Han (5)(6)	2009	$451,923	$100,000	$—	$1,158,000	$—	$—	$3,500	$1,713,423
Executive Vice President	2008	$400,000	$—	$—	$—	$—	$—	$13,246	$413,246
and Chief Operating Officer	2007	$400,000	$20,000	$—	$—	$—	$—	$—	$420,000

Roger J. Lynch (4)	2009	$29,231	$—	$—	$1,830,686	$—	$—	$—	$1,859,917
Executive Vice President, Advanced Technologies

Michael Kelly	2009	$305,674	$—	$—	$1,358,613	$—	$—	$3,500	$1,667,787
Executive Vice President,	2008	$275,000	$—	$—	$1,050,210	$—	$—	$5,500	$1,330,710
Commercial and Business Development	2007	$270,769	$—	$—	$—	$—	$—	$5,250	$276,019

R. Stanton Dodge (6)	2009	$296,155	$100,000	$—	$1,238,402	$—	$—	$3,500	$1,638,057
Executive Vice President, General Counsel and Secretary

(1)	2007 bonus was earned in 2007 but not paid until 2008. 2009 bonus was earned in 2009 but not paid until 2010.

(2)	The amounts reported in the “Option Awards” column reflect grant date fair values. These amounts include both performance and non-performance based awards. The grant date fair values for performance awards are based on the probable outcome of the performance conditions under the awards and do not necessarily reflect the amount of compensation actually realized or that may be realized.

Assuming achievement of all performance conditions underlying the performance awards included this column, the total grant date fair values would be as follows:

	Aggregate Grant Date Fair Value
	2009 Performance	2008 Performance
	Awards	Awards
Charles W. Ergen	$—	$3,651,163.00

Robert E. Olson	$1,566,432.00	$—

Bernard L. Han	$—	$1,217,054.00

Roger J. Lynch	$1,734,600.00	$—

Michael Kelly	$1,358,613.00	$1,529,004.00

Assumptions used in the calculation of grant date fair values are included in Note 13 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2009, included in the Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2010.

(3)	“All Other Compensation” for all of the Named Executive Officers includes amounts contributed pursuant to our 401(k) matching program, relocation payments and our profit sharing program. Mr. Ergen’s “All Other Compensation” also includes tax preparation payments in each year. In addition, with respect to Mr. Ergen, “All Other Compensation” includes $345,090, $339,592 and $521,652 for Mr. Ergen’s personal use of corporate aircraft during the years ended December 31, 2009, 2008 and 2007, respectively. We calculated the value of Mr. Ergen’s personal use of corporate aircraft based upon the incremental cost of such usage to DISH Network. We calculated the value of each Executive Officer’s personal use of corporate aircraft based upon the incremental cost of such usage to the Corporation.

(4)	Mr. Lynch became an employee of the Corporation on November 4, 2009.

(5)	Mr. Han served as Chief Financial Officer before Mr. Olson joined the Corporation in that capacity on April 28, 2009.

(6)	In connection with the Spin-off, we entered into a management services agreement with EchoStar pursuant to which we make certain of our officers available to provide services to EchoStar. Mr. Han and Mr. Dodge remain employed by us, but serve as EchoStar’s Executive Vice President and Chief Financial Officer and Executive Vice President, General Counsel and Secretary, respectively. 2009 compensation for Mr. Han and Mr. Dodge is based upon the total costs and expenses incurred by DISH Network with respect to each (taking into account wages and fringe benefits). We charged EchoStar $410,611 and $252,739 under the management services agreement for Mr. Han’s and Mr. Dodge’s services, respectively, with such amount based upon an allocable portion of the personnel costs and expenses incurred by DISH Network with respect to Mr. Han and Mr. Dodge (taking into account wages and fringe benefits) and the estimated percentages of time to be spent by Mr. Han and Mr. Dodge performing services for EchoStar under the management services agreement.

Grant of Plan-Based Awards
The following table provides information on equity awards in 2009 for the Named Executive Officers.

			Estimated Future Payouts Under						All Other	All Other
			Non-Equity Incentive Plan			Estimated Future Payouts Under			Stock	Option
			Awards			Equity Incentive Plan Awards			Awards:	Awards:
											Exercise
									Number of	Number of	or Base	Grant Date
		Date of							Shares of	Securities	Price of	Fair Value of
		Compensation							Stock or	Underlying	Option	Stock and
	Grant	Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (1)	Options	Awards	Option
Name	Date	Approval	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	Awards (2)

Robert E. Olson	6/30/2009	4/27/2009	$—	$—	$—	—	—	240,000	—	100,000	$16.21	$854,165

Bernard L. Han	4/17/2009	2/23/2009	$—	$—	$—	—	—	—	180	—	$—	$—
	3/31/2009	3/30/2009	$—	$—	$—	—	—	—	—	300,000	$11.11	$1,158,000

Roger J. Lynch	12/31/2009	11/2/2009	$—	$—	$—	—	—	210,000	—	200,000	$20.77	$1,830,686

Michael Kelly	4/17/2009	2/23/2009	$—	$—	$—	—	—	—	180	—	$—	$—
	12/31/2009	12/21/2009	$—	$—	$—	—	—	200,000	—	—	$20.77	$1,358,613

R. Stanton Dodge	4/17/2009	2/23/2009	$—	$—	$—	—	—	—	180	—	$—	$—
	6/30/2009	6/30/2009	$—	$—	$—	—	—	—	—	200,000	$16.21	$1,238,402

(1)	The amounts reported in the “All Other Stock Awards” column represent shares awarded to the eligible NEOs during 2009 pursuant to our profit sharing program.

(2)	These amounts include both performance and non-performance based awards. The grant date fair values for performance awards are based on the probable outcome of the performance conditions under the awards and do not necessarily reflect the amount of compensation actually realized or that may be realized.

Assuming achievement of all performance conditions underlying the performance awards included this column, the total grant date fair values would be as follows:

2009
Performance
Awards
Robert E. Olson	$1,566,432.00

Roger J. Lynch	$1,734,600.00

Michael Kelly	$1,358,613.00

Assumptions used in the calculation of grant date fair values are included in Note 13 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2009, included in the Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2010.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
			Equity						Plan	Market or
			Incentive						Awards:	Payout
			Plan						Number of	Value of
			Awards:						Unearned	Unearned
	Number of	Number of	Number of					Market	Shares,	Shares,
	Securities	Securities	Securities				Number of	Value of	Units or	Units or
	Underlying	Underlying	Underlying				Shares or	Shares or	Other	Other
	Unexercised	Unexercised	Unexercised	Option			Units of	Units of	Rights	Rights That
	Options	Options	Unearned	Exercise	Option		Stock That	Stock That	That Have	Have Not
	(#)	(#)	Options	Price	Expiration		Have Not	Have Not	Not Vested	Vested (1)
Name	Exercisable	Unexercisable	(#)	($)	Date		Vested (#)	Vested ($)	(#)	($)

Charles W. Ergen	80,000	—	—	$24.01	3/31/2013		—	$—	—	$—
	16,000	—	—	$24.38	3/31/2013	(2)	—	$—	—	$—
	400,000	—	—	$25.56	6/30/2014		—	$—	—	$—
	80,000	—	—	$25.96	6/30/2014	(2)	—	$—	—	$—
	500,000	—	—	$27.64	12/31/2014		—	$—	—	$—
	100,000	—	—	$28.06	12/31/2014	(2)	—	$—	—	$—
	—	—	900,000	$24.58	9/30/2015		—	$—	—	$—
	—	—	180,000	$24.96	9/30/2015	(2)	—	$—	—	$—
	100,000	400,000	—	$28.73	3/31/2018		—	$—	—	$—
	—	—	810,000	$11.09	3/31/2017		—	$—	—	$—

Robert E. Olson	—	100,000	—	$16.21	6/30/2019		—	$—	—	$—
	—	—	240,000	$16.21	3/31/2017		—	$—	—	$—

Bernard L. Han	210,000	140,000	90,000	$27.22	9/30/2016		—	$—	30,000 (4)	$623,100
	41,999	28,001	18,000	$27.63	9/30/2016	(2)	—	$—	6,000 (2)	$120,840
	—	—	300,000	$11.09	3/31/2017		—	$—	—	$—
	—	300,000	—	$11.11	3/31/2019		—	$—	—	$—

Roger J. Lynch	—	200,000	—	$20.77	12/31/2019		—	$—	—	$—
	—	—	210,000	$20.77	3/31/2017		—	$—	—	$—

Michael Kelly	800,000	—	—	$49.98	6/30/2010		—	$—	—	$—
	80,000	—	—	$25.56	6/30/2014		—	$—	—	$—
	—	—	300,000	$24.32	3/31/2015		—	$—	—	$—
	—	—	60,000	$24.69	3/31/2015	(2)	—	$—	—	$—
	40,000	20,000	—	$25.07	6/30/2015		—	$—	—	$—
	—	4,000	—	$25.46	6/30/2015	(2)	—	$—	—	$—
	75,000	—	—	$11.09	12/31/2013		—	$—	—	$—
	30,000	—	270,000	$11.09	3/31/2017		—	$—	—	$—
	40,000	160,000	—	$11.09	12/31/2018		—	$—	—	$—
	—	—	200,000	$20.77	12/31/2019		—	$—	—	$—

R. Stanton Dodge	10,000	—	—	$24.01	3/31/2013		—	$—	12,500 (5)	$259,625
	2,000	—	—	$24.38	3/31/2013	(2)	—	$—	2,500 (2)	$50,350
	10,000	—	—	$27.23	3/31/2014		—	$—	—	$—
	2,000	—	—	$27.64	3/31/2014	(2)	—	$—	—	$—
	10,000	—	—	$25.56	6/30/2014		—	$—	—	$—
	2,000	—	—	$25.96	6/30/2014	(2)	—	$—	—	$—
	20,000	5,000	37,500	$24.32	3/31/2015		—	$—	—	$—
	4,000	1,000	7,500	$24.69	3/31/2015	(2)	—	$—	—	$—
	40,000	60,000	45,000	$36.05	6/30/2017		—	$—	—	$—
	8,000	12,000	9,000	$36.61	6/30/2017	(2)	—	$—	—	$—
	—	—	270,000	$11.09	3/31/2017		—	$—	—	$—
	—	200,000	—	$16.21	6/30/2019		—	$—	—	$—

(1)	Amount represents the number of unvested, performance-based restricted stock units multiplied by $20.77, the closing market price of DISH Network’s Class A Shares on December 31, 2009.

(2)	Amounts represent outstanding awards received by our NEOs from EchoStar as a result of the Spin-off.

(3)	On December 31, 2009, Mr. Kelly received an option to acquire 200,000 shares of Class A Common Stock if certain performance criteria are met before December 31, 2011.

(4)	Restricted stock awarded on September 30, 2006 under DISH Network’s Stock Incentive Plans.

(5)	Restricted stock awarded on March 31, 2005 under DISH Network’s Stock Incentive Plans.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
Number of
	Shares			Value
	Acquired on	Value Realized	Number of Shares	Realized on
	Exercise	on Exercise (1)	Acquired on	Vesting
Name	(#)	($)	Vesting (#)	($)

Charles W. Ergen	90,000	$985,500	—	$—

R. Stanton Dodge	30,000	$323,700	—	$—

(1)	The value realized on exercise is computed by multiplying the difference between the exercise price of the stock option and the market price of the Class A Shares on the date of exercise by the number of shares with respect to which the option was exercised.
Potential Payments Upon Termination Following a Change in Control
As discussed in “Compensation Discussion and Analysis” above, our standard form of option agreement given to executive officers includes acceleration of vesting upon a change in control of DISH Network for those executive officers that are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.
Generally a change in control is deemed to occur upon: (i) a transaction or a series of transactions the result of which is that any person (other than Mr. Ergen, our controlling shareholder, or a related party) individually owns more than fifty percent (50%) of the total equity interests of either (A) DISH Network or (B) the surviving entity in any such transaction(s) or a controlling affiliate of such surviving entity in such transaction(s); and (ii) the first day on which a majority of the members of the Board of Directors of DISH Network are not continuing directors.

Assuming a change in control were to have taken place as of December 31, 2009, and the executives are terminated by DISH Network or the surviving entity at such date, the estimated benefits that would have been provided are as follows:

Maximum
Value of
Accelerated
Vesting of
Name	Options

Charles W. Ergen (1)	$—

Robert E. Olson	$456,000

Bernard L. Han	$2,898,000

Roger J. Lynch (1)	$—

Michael Kelly	$1,548,800

R. Stanton Dodge	$912,000

(1)	The value of potentially accelerated unvested options as of December 31, 2010 was zero because all options held by these Named Executive Officers were out-of-the-money.
Director Compensation and Nonemployee Director Option Plans
Our employee directors are not compensated for their services as directors. Each nonemployee director receives an annual retainer of $40,000 which is paid in equal quarterly installments on the last day of each calendar quarter, provided such person is a member of the Board on the last day of the applicable calendar quarter. Our nonemployee directors also receive $1,000 for each meeting attended in person and $500 for each meeting attended by telephone. Additionally, the chairperson of each committee of the Board receives a $5,000 annual retainer, which is paid in equal quarterly installments on the last day of each calendar quarter, provided such person is the chairperson of the committee on the last day of the applicable calendar quarter. Furthermore, our nonemployee directors receive: (i) reimbursement, in full, of reasonable travel expenses related to attendance at all meetings of the Board of Directors and its committees and (ii) reimbursement of reasonable expenses related to educational activities undertaken in connection with service on the Board of Directors and its committees.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards (1)	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Steven R. Goodbarn	$61,000	$—	$23,940	$—	$—	$—	$84,940

Gary S. Howard	$57,000	$—	$23,940	$—	$—	$—	$80,940

Tom A. Ortolf	$60,000	$—	$23,940	$—	$—	$—	$83,940

(1)	The amounts reported in the “Option Awards” column reflect the aggregate grant date fair values. Assumptions used in the calculation of these amounts are included in Note 13 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2009, included in the Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2010.

On June 30, 2009, each of the nonemployee directors was granted an option to acquire 5,000 Class A Shares at an exercise price of $16.21 per share. Options granted under our 2001 Director Plan are 100% vested upon issuance. Thus, the amount recognized for financial statement reporting purposes and the full grant date fair value are the same.
Upon election to our Board, our nonemployee directors are granted an option to acquire a certain number of our Class A Shares under our 2001 Nonemployee Director Stock Option Plan (our “2001 Director Plan,”). Options granted under our 2001 Director Plan are 100% vested upon issuance and have a term of five years. We also currently grant each continuing nonemployee director an option to acquire 5,000 Class A Shares every year in exchange for their continuing services.
Our nonemployee directors do not hold any stock awards except those granted to the nonemployee directors pursuant to the 2001 Director Plan. We have granted the following options to our nonemployee directors under such plans:

	Option Awards
	Number of
	Securities
	Underlying
	Unexercised	Option
	Options	Exercise	Option
	(#)	Price	Expiration
Name	Exercisable	($)	Date

Steven R. Goodbarn	5,000	$25.07	6/30/2010
	1,000	$25.46	6/30/2010	(1)
	40,000	$22.60	12/30/2010
	8,000	$22.94	12/30/2010	(1)
	5,000	$25.61	6/30/2011
	1,000	$26.01	6/30/2011	(1)
	5,000	$36.05	6/30/2012
	1,000	$36.61	6/30/2012	(1)
	5,000	$29.28	6/30/2013
	5,000	$16.21	6/30/2014

Total Options Outstanding at December 31, 2009	76,000

Gary S. Howard	50,000	$22.60	12/30/2010
	10,000	$22.94	12/30/2010	(1)
	5,000	$25.61	6/30/2011
	1,000	$26.01	6/30/2011	(1)
	5,000	$36.05	6/30/2012
	1,000	$36.61	6/30/2012	(1)
	5,000	$29.28	6/30/2013
	5,000	$16.21	6/30/2014

Total Options Outstanding at December 31, 2009	82,000

Tom A. Ortolf	10,000	$25.07	6/30/2010
	2,000	$25.46	6/30/2010	(1)
	40,000	$22.60	12/30/2010
	8,000	$22.94	12/30/2010	(1)
	5,000	$25.61	6/30/2011
	1,000	$26.01	6/30/2011	(1)
	5,000	$36.05	6/30/2012
	1,000	$36.61	6/30/2012	(1)
	5,000	$29.28	6/30/2013
	5,000	$16.21	6/30/2014

Total Options Outstanding at December 31, 2009	82,000

(1)	Amounts represent outstanding awards received by our Directors from EchoStar as a result of the Spin-off.

Employee Stock Incentive Plans
We have three employee stock incentive plans, our 1995 Stock Incentive Plan, 1999 Stock Incentive Plan and 2009 Stock Incentive Plan (the “Stock Incentive Plans”). We adopted the Stock Incentive Plans to provide incentives to attract and retain executive officers and other key employees. The Stock Incentive Plans are administered by our Compensation Committee.
Awards available under the Stock Incentive Plans include: (i) common stock purchase options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards. As of December 31, 2009, 78,253,500 of our Class A Shares were available for issuance under the 2009 Stock Incentive Plan. Our authorization to grant new awards under the 1995 Stock Incentive Plan and 1999 Stock Incentive Plan has expired. The Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding awards and to re-price awards.
As of December 31, 2009, there were outstanding options to purchase 21,861,691 Class A Shares and 1,246,284 outstanding restricted units under the Stock Incentive Plans. These awards generally vest at the rate of 20% per year commencing one year from the date of grant. The exercise prices of these options, which have generally been equal to or greater than the fair market value of our Class A Shares at the date of grant, range from $2.125 to $66.00 per Class A Share.
On November 6, 2009, we declared a dividend of $2.00 per share on our outstanding Class A and Class B common stock. The dividend was paid in cash on December 2, 2009 to shareholders of record on November 20, 2009. In light of such dividend, our Compensation Committee, which administers our Stock Incentive Plans, determined to adjust the exercise price of certain stock options issued under the plans by decreasing the exercise price by $2.00 per share; provided, that the exercise price of eligible stock options will not be reduced below $1.00. As a result of this adjustment, a majority of the stock options outstanding as of December 31, 2009 were adjusted subsequent to the year ended December 31, 2009.
As previously discussed in Compensation Discussion & Analysis, we have adopted the 2005 LTIP and the 2008 LTIP under DISH Network’s Stock Incentive Plans.
Equity Compensation Plan Information
In addition to the 2001 Director Plan and the Stock Incentive Plans, during 2002 we adopted and our shareholders approved our Class B CEO Stock Option Plan, under which we have reserved 20 million shares of our Class B Shares for issuance. The shares available for issuance under our Class B CEO Stock Option Plan are not included in the table below. No options have been granted to date under our Class B CEO Stock Option Plan.
The following table sets forth a description of our equity compensation plans as of December 31, 2009:

Number of
	Number of		Securities
	Securities to	Weighted-	Remaining
	be Issued	Average	Available for
	Upon	Exercise	Future Issuance
	Exercise of	Price of	Under Equity
	Outstanding	Outstanding	Compensation
	Options,	Options,	Plans (excluding
	Warrants	Warrants	securities
	and Rights	and Rights	reflected in column (a))
Plan Category	(a)	(b) (1)	(c)
Equity compensation plans approved by security holders	23,107,875	$21.71	79,218,500
Equity compensation plans not approved by security holders	—	—	—

Total	23,107,875	$21.71	79,218,500

(1)	The calculation of the weighted-average exercise price of outstanding options, warrants and rights excludes restricted stock units that provide for the issuance of shares of common stock upon vesting because these awards do not require payment of an exercise price in order to obtain the underlying shares upon vesting.
We no longer grant equity awards pursuant to our 1995 Stock Incentive Plan, 1999 Stock Incentive Plan, or our 1995 Nonemployee Director Stock Option Plan.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee is comprised solely of nonemployee directors. The Compensation Committee members are Mr. Goodbarn, Mr. Howard and Mr. Ortolf. None of these individuals was an officer or employee of DISH Network at any time during the 2009 fiscal year. With the exception of those executive officers and directors who are also executive officers and directors of EchoStar, no executive officer or director of DISH Network served on the board of directors or compensation committee of any other entity that had one or more executive officers who served as a member of DISH Network’s Board of Directors or its Compensation Committee during the 2009 fiscal year.
Risk Assessment
We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in our efforts to mitigate excessive risk-taking. Further, with respect to our incentive compensation programs, although the corporate performance metrics that determine payouts for certain business segment leaders are based in part on the achievement of business segment metrics, the metrics that determine payouts for our executive officers are company-orientated metrics and typically longer term company-wide goals. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of DISH Network and our shareholders as a whole. Finally, the multi-year vesting of our equity awards properly account for the time horizon of risk. Furthermore, as discussed above, DISH Network’s overall compensation lags behind competitors in the area of base pay, severance packages, and short-term incentives and may be competitive over time in equity compensation.
Certain Relationships and Related Transactions
Our Board has adopted a written policy for the review and approval of transactions involving DISH Network and related parties, such as directors, executive officers and their immediate family members. In order to survey these transactions, we distribute questionnaires to our officers and directors on a quarterly basis. Our General Counsel then directs the appropriate review of all potential related-party transactions and schedules their presentation at the next regularly-scheduled meetings of the Audit Committee and the Board of Directors. Both the Audit Committee and the Board of Directors must approve these transactions, with all interested parties abstaining from the vote. Once each calendar year, the Audit Committee and the Board of Directors undertake a review of all recurring potential related-party transactions. Both the Audit Committee and the Board of Directors must approve the continuation of each such transaction, with all interested parties abstaining.
Intercompany Agreements with EchoStar Corporation
On January 1, 2008, we completed the Spin-off of EchoStar, which was previously our subsidiary. Following the Spin-off, EchoStar has operated as a separate public company and we have no continued ownership interest in EchoStar. However, a substantial majority of the voting power of the shares of both companies is owned beneficially by our Chairman, President and Chief Executive Officer, Charles W. Ergen or by certain trusts established by Mr. Ergen for the benefit of his family.
EchoStar is our primary supplier of set-top boxes and digital broadcast operations and our key supplier of transponder leasing. Generally, the prices charged for products and services provided under the agreements entered into in connection with the Spin-off are based on pricing equal to EchoStar’s cost plus a fixed margin (unless noted differently below), which will vary depending on the nature of the products and services provided. Prior to the Spin-off, these products were provided and services were performed internally at cost.
In connection with the Spin-off and subsequent to the Spin-off, we and EchoStar have entered into certain agreements pursuant to which we obtain certain products, services and rights from EchoStar, EchoStar obtains certain products, services and rights from us, and we and EchoStar have indemnified each other against certain liabilities arising from our respective businesses. We also may enter into additional agreements with EchoStar in the future. The following is a summary of the terms of the principal agreements that we have entered into with EchoStar that may have an impact on our financial position and results of operations.
Broadcast Agreement
In connection with the Spin-off, we entered into a broadcast agreement pursuant to which EchoStar provides us broadcast services, including teleport services such as transmission and downlinking, channel origination, and channel management services. The term of this agreement expires on January 1, 2011. We have the right, but not the obligation, to extend the broadcast agreement for one additional year. We may terminate channel origination services and channel management services for any reason and without any liability upon sixty days written notice to EchoStar. If we terminate teleport services for a reason other than EchoStar’s breach, we are obligated to pay EchoStar the aggregate amount of the remainder of the expected cost of providing the teleport services. The fees for the services to be provided under the broadcast agreement are cost plus a fixed margin, which vary depending on the nature of the products and services provided. We incurred expenses payable to EchoStar of approximately $184 million under the broadcast agreement during 2009.
Employee Matters Agreement
In connection with the Spin-off, we entered into an employee matters agreement with EchoStar providing for our respective obligations to our employees. Pursuant to the agreement, EchoStar established a defined contribution plan for the benefit of its eligible employees in the United States (including its employees that transferred prior to the Spin-off). Subject to any adjustments required by applicable law, the assets and liabilities of the DISH Network 401(k) Employee Savings Plan attributable to transferring employees, other than certain employees whose employment terminated prior to January 1, 2008, have been transferred to and assumed by the defined contribution plan established by EchoStar. In addition, EchoStar established welfare plans for the benefit of its eligible employees and their respective eligible dependents that are substantially similar to the welfare plans currently maintained by DISH Network. No payments were made under the employee matters agreement during 2009 and no payments are expected under the employee matters agreement in 2010 except for the reimbursement of certain expenses in connection with these employee benefit plans and potential indemnification payments in accordance with the separation agreement and certain employee transfers between us and EchoStar. The employee matters agreement is non-terminable and will survive for the applicable statute of limitations.
Intellectual Property Matters Agreement
In connection with the Spin-off, we entered into an intellectual property matters agreement with EchoStar. The intellectual property matters agreement governs our relationship with EchoStar with respect to patents, trademarks and other intellectual property. The term of the intellectual property matters agreement will continue in perpetuity. Pursuant to the intellectual property matters agreement we irrevocably assigned to EchoStar all right, title and interest in certain patents, trademarks and other intellectual property necessary for the operation of EchoStar’s set-top box business. In addition, the agreement permits EchoStar to use, in the operation of its set-top box business, certain other intellectual property currently owned or licensed by us and our subsidiaries.
EchoStar granted to us and our subsidiaries a non-exclusive, non-transferable, worldwide license to use the name “EchoStar” and a portion of the assigned intellectual property as trade names and trademarks for a limited period of time in connection with the continued operation of our consumer business. The purpose of such license is to eliminate confusion on the part of customers and others during the period following the Spin-off. After the transitional period, we may not use the “EchoStar” name as a trademark, except in certain limited circumstances. Similarly, the intellectual property matters agreement provides that EchoStar will not make any use of the name or trademark “DISH Network” or any other trademark owned by us, except in certain circumstances. There were no payments under the intellectual property matters agreement during 2009. No payments are expected under the intellectual property agreement in 2010.
International Programming Rights Agreement
For each of the years ended December 31, 2009 and 2008, we purchased certain international rights for sporting events from EchoStar for approximately $8 million, of which EchoStar only retained a certain portion.

Management Services Agreement
In connection with the Spin-off, we entered into a management services agreement with EchoStar pursuant to which we make certain of our officers available to provide services (which are primarily legal and accounting services) to EchoStar. Specifically, Bernard L. Han, R. Stanton Dodge and Paul W. Orban remain employed by us, but also serve as EchoStar’s Executive Vice President and Chief Financial Officer, Executive Vice President and General Counsel, and Senior Vice President and Controller, respectively. EchoStar makes payments to us based upon an allocable portion of the personnel costs and expenses incurred by us with respect to such officers (taking into account wages and fringe benefits). These allocations are based upon the estimated percentages of time to be spent by our executive officers performing services for EchoStar under the management services agreement. EchoStar also reimburses us for direct out-of-pocket costs incurred by us for management services provided to EchoStar. We and EchoStar evaluate all charges for reasonableness at least annually and make any adjustments to these charges as we and EchoStar mutually agree upon. We earned revenues of approximately $1 million from EchoStar under the management services agreement during 2009.
The management services agreement automatically renewed on January 1, 2010 for an additional one-year period through January 1, 2011 and renews automatically for successive one-year periods thereafter, unless terminated earlier (i) by EchoStar at any time upon at least 30 days’ prior written notice, (ii) by us at the end of any renewal term, upon at least 180 days’ prior notice; or (iii) by us upon written notice to EchoStar, following certain changes in control.
MPT
On February 13, 2009, Multimedia Patent Trust (“MPT”) filed suit against us, EchoStar, DirecTV and several other defendants in the United States District Court for the Southern District of California alleging infringement of United States Patent Nos. 4,958,226, 5,227,878, 5,136,377, 5,500,678 and 5,563,593, which relate to video encoding, decoding and compression technology. MPT is an entity that seeks to license an acquired patent portfolio without itself practicing any of the claims recited therein.
In December 2009, we determined that we are obligated under the agreements entered into in connection with the Spin-off to indemnify EchoStar for all of the settlement relating to the period prior to the Spin-off and a portion of the settlement relating to the period after the Spin-off. EchoStar has agreed that its contribution towards the settlement shall not be applied against EchoStar’s aggregate liability cap under the Receiver Agreement.
Packout Services Agreement
In connection with the Spin-off, we entered into a packout services agreement with EchoStar, whereby EchoStar had the right, but not the obligation, to engage us to package and ship satellite receivers to customers that are not associated with us. This agreement expired on January 1, 2010. We earned revenues of approximately $2 million from EchoStar under the packout services agreement during 2009.
Product Support Agreement
In connection with the Spin-off, we entered into a product support agreement pursuant to which we have the right, but not the obligation to receive product support from EchoStar (including certain engineering and technical support services) for all digital set-top boxes and related accessories that EchoStar has previously sold and in the future may sell to us. The fees for the services provided under the product support agreement are equal to EchoStar’s cost plus a fixed margin, which varies depending on the nature of the services provided. We incurred expenses payable to EchoStar of approximately $24 million under the product support agreement during 2009. The term of the product support agreement is the economic life of such receivers and related accessories, unless terminated earlier. We may terminate the product support agreement for any reason upon sixty days prior written notice. In the event of an early termination of this agreement, we are entitled to a refund of any unearned fees paid to EchoStar for the services.
Professional Services Agreement
During December 2009, we and EchoStar agreed that following January 1, 2010 EchoStar will continue to have the right, but not the obligation, to receive from us the following services, among others, certain of which were previously provided under the transition services agreement: information technology, travel and event coordination, internal audit, legal, accounting and tax, benefits administration, program acquisition services and other support services. Additionally, following January 1, 2010 we will continue to have the right, but not the obligation, to engage EchoStar to manage the process of procuring new satellite capacity for DISH Network (as discussed below previously provided under the satellite procurement agreement) and receive logistics, procurement and quality assurance services from EchoStar (as discussed below previously provided under the services agreement). The professional services agreement has a term of one year ending on January 1, 2011, but renews automatically for successive one-year periods thereafter, unless terminated earlier by either party at the end of the term, upon at least 60 days’ prior notice. However, either party may terminate the services it receives with respect to a particular service for any reason upon 30 days notice.
Real Estate Lease Agreements
We have entered into certain lease agreements pursuant to which we lease certain real estate from EchoStar. The rent on a per square foot basis for each of the leases is comparable to per square foot rental rates of similar commercial property in the same geographic area, and EchoStar is responsible for its portion of the taxes, insurance, utilities and maintenance of the premises. We incurred expenses payable to EchoStar of approximately $14 million under the real estate lease agreements during 2009. The term of each of the leases is set forth below:
Inverness Lease Agreement. The lease for certain space at 90 Inverness Circle East in Englewood, Colorado, is for a period ending on January 1, 2011.
Meridian Lease Agreement. The lease for all of 9601 S. Meridian Blvd. in Englewood, Colorado, is for a period ending on January 1, 2011 with annual renewal options for up to two additional years.
Santa Fe Lease Agreement. The lease for all of 5701 S. Santa Fe Dr. in Littleton, Colorado, is for a period ending on January 1, 2011 with annual renewal options for up to two additional years.
Gilbert Lease Agreement. The lease for certain space at 801 N. DISH Dr. in Gilbert, Arizona expired on January 1, 2010.
EDN Sublease Agreement. The sublease for certain space at 211 Perimeter Center in Atlanta, Georgia, is for a period of three years, ending on April 30, 2011.
Additionally, during 2008, we entered into a sublease for space at 185 Varick Street, New York, New York to EchoStar for a period of approximately seven years. The rent on a per square foot basis for this sublease was comparable to per square foot rental rates of similar commercial property in the same geographic area at the time of the sublease, and EchoStar is responsible for its portion of the taxes, insurance, utilities and maintenance of the premises. We earned revenues of approximately $1 million from EchoStar under the Varick Street lease agreement during 2009.
Receiver Agreement
Under our receiver agreement with EchoStar entered into in connection with the Spin-off, we have the right but not the obligation to purchase digital set-top boxes and related accessories, and other equipment from EchoStar for a period ending on January 1, 2011. We also have the right, but not the obligation, to extend the receiver agreement annually for an additional year. The receiver agreement allows us to purchase digital set-top boxes, related accessories and other equipment from EchoStar at cost plus a fixed margin, which varies depending on the nature of the equipment purchased. We incurred expenses payable to EchoStar of approximately $1.2 billion under the receiver agreement during 2009. Additionally, EchoStar provides us with standard manufacturer warranties for the goods sold under the receiver agreement. We may terminate the receiver agreement for any reason upon sixty days written notice to EchoStar. EchoStar may terminate the receiver agreement if certain entities were to acquire us. The receiver agreement also includes an indemnification provision, whereby the parties indemnify each other for certain intellectual property matters.
Remanufactured Receiver Agreement
In connection with the Spin-off, we entered into a remanufactured receiver agreement with EchoStar under which EchoStar has the right to purchase remanufactured receivers and accessories from us for a two-year period ending on January 1, 2010. In August 2009, we and EchoStar agreed that EchoStar shall continue to have the right, but not the obligation, to purchase remanufactured receivers and accessories from us at cost plus a fixed margin, which varies depending on the nature of the equipment purchased through January 1, 2011. We earned revenues of approximately $7 million as a result of EchoStar’s purchases of remanufactured receivers and accessories from us during 2009. EchoStar may terminate the remanufactured receiver agreement for any reason upon sixty days written notice to us. We may also terminate this agreement if certain entities acquire us.
Satellite Capacity Agreements
Satellite Capacity Leased from EchoStar. In connection with the Spin-off and subsequent to the Spin-off, we entered into certain satellite capacity agreements pursuant to which we lease certain satellite capacity on certain satellites owned or leased by EchoStar. The fees for the services provided under these satellite capacity agreements depend, among other things, upon the orbital location of the applicable satellite and the frequency on which the applicable satellite provides services. We incurred expenses payable to EchoStar of approximately $118 million under the satellite capacity agreements during 2009. The term of each of the leases is set forth below:
EchoStar III, VI, VIII, and XII. We lease certain satellite capacity from EchoStar on EchoStar III, VI, VIII, and XII. The leases generally terminate upon the earlier of: (i) the end of the life or the replacement of the satellite (unless we determine to renew on a year-to-year basis); (ii) the date the satellite fails; (iii) the date the transponder on which service is being provided fails; or (iv) a certain date, which depends upon, among other things, the estimated useful life of the satellite, whether the replacement satellite fails at launch or in orbit prior to being placed in service, and the exercise of certain renewal options. We generally have the option to renew each lease on a year-to-year basis through the end of the respective satellite’s life. There can be no assurance that any options to renew such agreements will be exercised.
EchoStar XVI. We will lease certain satellite capacity from EchoStar on EchoStar XVI after its service commencement date and this lease generally terminates upon the earlier of: (i) the end-of-life or replacement of the satellite; (ii) the date the satellite fails; (iii) the date the transponder(s) on which service is being provided under the agreement fails; or (iv) ten years following the actual service commencement date. Upon expiration of the initial term, we have the option to renew on a year-to-year basis through the end-of-life of the satellite. There can be no assurance that any options to renew this agreement will be exercised.
Nimiq 5 Agreement. During September 2009, EchoStar entered into a fifteen-year satellite service agreement with Telesat Canada (“Telesat”) to receive service on all 32 DBS transponders on the Nimiq 5 satellite at the 72.7 degree orbital location (the “Telesat Transponder Agreement”). During September 2009, EchoStar also entered into a satellite service agreement (the “DISH Telesat Agreement”) with us, pursuant to which we will receive service from EchoStar on all of the DBS transponders covered by the Telesat Transponder Agreement. We have also guaranteed certain obligations of EchoStar under the Telesat Transponder Agreement. Additionally, we made certain payments to EchoStar prior to the Nimiq 5 satellite being placed into service in connection with the use of the 72.7 degree orbital location.
Under the terms of the DISH Telesat Agreement, we make certain monthly payments to EchoStar that commenced when the Nimiq 5 satellite was placed into service and continue through the service term. We incurred expenses payable to EchoStar of approximately $9 million under the DISH Telesat Agreement during 2009. Unless earlier terminated under the terms and conditions of the DISH Telesat Agreement, the service term will expire ten years following the date it was placed in service. Upon expiration of the initial term we have the option to renew the DISH Telesat Agreement on a year-to-year basis through the end-of-life of the Nimiq 5 satellite. Upon in-orbit failure or end-of-life of the Nimiq 5 satellite, and in certain other circumstances, we have certain rights to receive service from EchoStar on a replacement satellite.
QuetzSat-1 Lease Agreement. During November 2008, EchoStar entered into a ten-year satellite service agreement with SES Latin America S.A (“SES”), which provides, among other things, for the provision by SES to EchoStar of service on 32 DBS transponders on the QuetzSat-1 satellite expected to be placed in service at the 77 degree orbital location. During November 2008, EchoStar also entered into a transponder service agreement (“QuetzSat-1 Transponder Agreement”) with us pursuant to which we will receive service from EchoStar on 24 of the DBS transponders.
Under the terms of the QuetzSat-1 Transponder Agreement, we will make certain monthly payments to EchoStar commencing when the QuetzSat-1 satellite is placed into service and continuing through the service term. Unless earlier terminated under the terms and conditions of the QuetzSat-1 Transponder Agreement, the service term will expire ten years following the actual service commencement date. Upon expiration of the initial term, we have the option to renew the QuetzSat-1 Transponder Agreement on a year-to-year basis through the end-of-life of the QuetzSat-1 satellite. Upon a launch failure, in-orbit failure or end-of-life of the QuetzSat-1 satellite, and in certain other circumstances, we have certain rights to receive service from EchoStar on a replacement satellite. QuetzSat-1 is expected to be completed during 2011.
Satellite Capacity Leased to EchoStar. In December 2009, we entered into a satellite capacity agreement pursuant to which EchoStar leases satellite capacity on a certain satellite owned by us. The fee for the services provided under this satellite capacity agreement depends, among other things, upon the orbital location of the satellite and the frequency on which the satellite provides services. The term of this lease is set forth below:
EchoStar I. EchoStar leases certain satellite capacity from us on EchoStar I. The lease generally terminates upon the earlier of: (i) the end of the life or the replacement of the satellite (unless EchoStar determines to renew on a year-to-year basis); (ii) the date the satellite fails; (iii) the date the transponder on which service is being provided fails; or (iv) a certain date, which depends upon, among other things, the estimated useful life of the satellite, whether the replacement satellite fails at launch or in orbit prior to being placed in service, and the exercise of certain renewal options. EchoStar generally has the option to renew this lease on a year-to-year basis through the end of the satellite’s life. There can be no assurance that any options to renew this agreement will be exercised.
Satellite Launch Agreement
EchoStar XV Launch Service. On December 21, 2009, EchoStar assigned the rights under one of its launch contracts to us for $103 million. We recorded the launch contract at a net book value of $89 million and recorded the $14 million difference between EchoStar’s carrying value and our purchase price as a capital transaction with EchoStar. We expect to use this launch contract for EchoStar XV, which is scheduled to launch in late 2010.
Satellite Procurement Agreement
In connection with the Spin-off, we entered into a satellite procurement agreement pursuant to which we had the right, but not the obligation, to engage EchoStar to manage the process of procuring new satellite capacity for DISH Network. The satellite procurement agreement expired on January 1, 2010. However, we and EchoStar agreed that following January 1, 2010, we will continue to have the right, but not the obligation, to engage EchoStar to manage the process of procuring new satellite capacity for DISH Network pursuant to the Professional Services Agreement, as discussed above. We incurred expenses payable to EchoStar of approximately $2 million under the satellite procurement agreement during 2009.
Services Agreement
In connection with the Spin-off, we entered into a services agreement pursuant to which we had the right, but not the obligation, to receive logistics, procurement and quality assurance services from EchoStar. This agreement expired on January 1, 2010. However, we and EchoStar have agreed that following January 1, 2010, we will continue to have the right, but not the obligation, to receive from EchoStar certain of the services previously provided under the services agreement pursuant to the Professional Services Agreement, as discussed above. We incurred expenses payable to EchoStar of approximately $6 million under the services agreement during 2009.
Tax Sharing Agreement
In connection with the Spin-off, we entered into a tax sharing agreement with EchoStar which governs our respective rights, responsibilities and obligations after the Spin-off with respect to taxes for the periods ending on or before the Spin-off. Generally, all pre-Spin-off taxes, including any taxes that are incurred as a result of restructuring activities undertaken to implement the Spin-off, are borne by us, and we will indemnify EchoStar for such taxes. However, we are not liable for and will not indemnify EchoStar for any taxes that are incurred as a result of the Spin-off or certain related transactions failing to qualify as tax-free distributions pursuant to any provision of Section 355 or Section 361 of the Code because of (i) a direct or indirect acquisition of any of EchoStar’s stock, stock options or assets, (ii) any action that EchoStar takes or fails to take or (iii) any action that EchoStar takes that is inconsistent with the information and representations furnished to the IRS in connection with the request for the private letter ruling, or to counsel in connection with any opinion being delivered by counsel with respect to the Spin-off or certain related transactions. In such case, EchoStar is solely liable for, and will indemnify us for, any resulting taxes, as well as any losses, claims and expenses. The tax sharing agreement will only terminate after the later of the full period of all applicable statutes of limitations including extensions or once all rights and obligations are fully effectuated or performed. No payments were made under the tax sharing agreement during 2009.

Transition Services Agreement
In connection with the Spin-off, we entered into a transition services agreement with EchoStar pursuant to which EchoStar had the right, but not the obligation, to receive the following services from us: finance, information technology, benefits administration, travel and event coordination, human resources, human resources development (training), program management, internal audit, legal, accounting and tax, and other support services. The fees for the services provided under the transition services agreement were equal to cost plus a fixed margin, which varied depending on the nature of the services provided. We earned revenues of approximately $16 million from EchoStar under the transition services agreement during 2009. The transition services agreement expired on January 1, 2010. However, we and EchoStar have agreed that following January 1, 2010 EchoStar will continue to have the right, but not the obligation, to receive from us certain of the services previously provided under the transition services agreement pursuant to the Professional Services Agreement, as discussed below.
TT&C Agreement
In connection with the Spin-off, we entered into a telemetry, tracking and control (“TT&C”) agreement pursuant to which we receive TT&C services from EchoStar for a period ending on January 1, 2011. DISH Network has the right, but not the obligation, to extend the agreement for up to one additional year. The fees for the services provided under the TT&C agreement are cost plus a fixed margin. We incurred expenses payable to EchoStar of approximately $2 million under the TT&C agreement during 2009. We may terminate the TT&C agreement for any reason upon sixty days prior written notice.
Tivo
Because both we and EchoStar are defendants in the Tivo lawsuit, we and EchoStar are jointly and severally liable to Tivo for any final damages and sanctions that may be awarded by the District Court. We have determined that we are obligated under the agreements entered into in connection with the Spin-off to indemnify EchoStar for substantially all liability arising from this lawsuit. EchoStar has agreed to contribute an amount equal to its $5 million intellectual property liability limit under the Receiver Agreement. We and EchoStar have further agreed that EchoStar’s $5 million contribution would not exhaust EchoStar’s liability to us for other intellectual property claims that may arise under the Receiver Agreement. We and EchoStar also agreed that we would each be entitled to joint ownership of, and a cross-license to use, any intellectual property developed in connection with any potential new alternative technology.
Other Agreements
On November 4, 2009, Mr. Roger Lynch, became employed by both us and EchoStar as Executive Vice President. Mr. Lynch reports to Mr. Ergen and is responsible for the development and implementation of advanced technologies that are of potential utility and importance to both us and EchoStar. Mr. Lynch’s compensation consists of cash and equity compensation and is borne by both EchoStar and us.
Related Party Transactions with NagraStar L.L.C.
Prior to the Spin-off, we owned 50% of NagraStar L.L.C. (“NagraStar”), which was contributed to EchoStar in connection with the Spin-off. NagraStar is a joint venture that is our provider of encryption and related security systems intended to assure that only paying customers have access to our programming. During the years ended December 31, 2009, 2008 and 2007, we purchased security access devices from NagraStar and incurred other fees at an aggregate cost to us of $82 million, $59 million and $55 million, respectively. As of December 31, 2009 and 2008, amounts payable to NagraStar totaled $17 million and $44 million, respectively.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
Appointment of Independent Registered Public Accounting Firm
Appointment of Independent Registered Public Accounting Firm for 2010. KPMG served as our independent registered public accounting firm for the fiscal year ended December 31, 2009, and the Board has proposed that our shareholders ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Please see Proposal No. 2 below.
The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that a change would be in the best interests of DISH Network.
Fees Paid to KPMG LLP for 2009 and 2008
The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for the years ended December 31, 2009, and December 31, 2008, and fees billed for other services rendered by KPMG LLP during those periods.

	For the Years Ended
	December 31,
	2009	2008
Audit Fees (1)	$1,859,896	$1,797,264
Audit-Related Fees (2)	18,500	15,400

Total Audit and Audit-Related Fees	1,878,396	1,812,664
Tax Fees (3)	370,701	109,297
All Other Fees	—	—

Total Fees	$2,249,097	$1,921,961

(1)	Consists of fees paid by us for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, review of our unaudited financial statements included in our Quarterly Reports on Form 10-Q, fees in connection with the audit of our internal control over financial reporting and fees for other services that are normally provided by the accountant in connection with registration statement filings, issuance of consents and professional consultations with respect to accounting issues.

(2)	Consists of fees for audit of financial statements of certain employee benefit plans.

(3)	Consists of fees for tax consultation and tax compliance services.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee is responsible for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm. The Audit Committee has established a process regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.
Requests are submitted to the Audit Committee in one of the following ways:
•	Request for approval of services at a meeting of the Audit Committee; or

•	Request for approval of services by members of the Audit Committee acting by written consent.
The request may be made with respect to either specific services or a type of service for predictable or recurring services. 100% of the fees paid by us to KPMG LLP for services rendered in 2009 and 2008 were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE
The role of the Audit Committee is to assist DISH Network’s Board of Directors in its oversight of DISH Network’s financial reporting process, as is more fully described in its charter. DISH Network’s management is responsible for its financial reporting process, including its system of internal controls, and for the preparation and presentation of its consolidated financial statements in accordance with generally accepted accounting principles. DISH Network’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not and may not be employees of DISH Network, and we may not represent ourselves to be or to serve as accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on representations by DISH Network’s management that its financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America. We have also relied on representations of DISH Network’s independent registered public accounting firm included in their report on its financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with DISH Network’s management and independent registered public accounting firm do not assure that DISH Network’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of DISH Network’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), or that DISH Network’s independent registered public accounting firm is in fact “independent.”
In the performance of our oversight function, we reviewed and discussed with DISH Network’s management its audited financial statements for the fiscal year ended December 31, 2009. We also discussed these audited financial statements with DISH Network’s independent registered public accounting firm. Our discussions with the independent registered public accounting firm included the matters required to be discussed under the rules adopted by the PCAOB. We also discussed with them their independence and any relationship that might affect their objectivity or independence. In connection with these discussions, we received and reviewed the written disclosures from KPMG LLP required by the PCAOB. Finally, we have considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining their independence.
Based on the reviews and discussions referred to above, we are not aware of any relationship between the independent registered public accounting firm and DISH Network that affects the objectivity or independence of the independent registered public accounting firm. Based on these discussions and our review discussed above, we recommended to DISH Network’s Board of Directors that its audited financial statements for fiscal 2009 be included in DISH Network’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.
Respectfully submitted,
The DISH Network Audit Committee
Tom A. Ortolf (Chairman)
Steven R. Goodbarn
Gary S. Howard
The report of the Audit Committee and the information contained therein shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in any filing we make under the Securities Act or under the Exchange Act, irrespective of any general statement incorporating by reference this Proxy Statement into any such filing, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into a document we file under the Securities Act or the Exchange Act.

PROPOSAL NO. 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We customarily ask our shareholders to ratify the appointment of our independent registered public accounting firm at each annual meeting. The Audit Committee and the Board has selected and appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 and we are asking our shareholders to ratify this appointment at the Annual Meeting. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent public registered accounting firm at any time if it determines that such a change would be in the best interests of DISH Network. Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire. They also will be available to respond to appropriate questions of shareholders.
Charles W. Ergen, our Chairman, President and Chief Executive Officer, currently possesses approximately 83.5% of the total voting power. Please see “Equity Security Ownership” above. Mr. Ergen has indicated his intention to vote in favor of Proposal No. 2. Accordingly, approval of Proposal No. 2 is assured notwithstanding a negative vote by any or all shareholders other than Mr. Ergen.
The Board of Directors unanimously recommends a vote FOR approval of Proposal No. 2 (Item No. 2 on the enclosed proxy card).
WHERE TO GET ADDITIONAL INFORMATION
As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the Securities and Exchange Commission (“SEC”). The Public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov. In addition, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act may be accessed free of charge through our website as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC. The address of that website is http://www.dishnetwork.com.
COST OF PROXY STATEMENT
We will bear the cost of the solicitation of proxies on behalf of the Board. In addition to the use of the mail, proxies may be solicited by us personally, by telephone or by similar means. None of our directors, officers or employees will be specifically compensated for those activities. We do not expect to pay any compensation for the solicitation of proxies. However, we will reimburse brokerage firms, custodians, nominees, fiduciaries and other persons holding our shares in their names, or in the names of nominees, at approved rates for their reasonable expenses in forwarding proxy materials to beneficial owners of securities held of record by them and obtaining their proxies.
SHAREHOLDER COMMUNICATIONS
General. We provide an informal process for shareholders to send communications to our Board and its members. Shareholders who wish to contact the Board or any of its members may do so by writing to DISH Network Corporation, Attn: Board of Directors, 9601 S. Meridian Blvd., Englewood, Colorado 80112. At the direction of the Board of Directors, all mail received will be opened and screened for security purposes. Correspondence directed to an individual Board member is referred to that member. Correspondence not directed to a particular Board member is referred to our General Counsel and Secretary, Mr. Dodge.

Submission of Shareholder Proposals and Director Nominations for 2011 Annual Meeting. Shareholders who intend to have a proposal or director nomination considered for inclusion in our proxy materials for presentation at our 2011 Annual Meeting of Shareholders must submit the proposal or director nomination to us no later than November 24, 2010. In accordance with our Bylaws, for a proposal or director nomination not included in our proxy materials to be brought before the 2011 Annual Meeting of Shareholders, a shareholder’s notice of the proposal or director nomination that the shareholder wishes to present must be delivered to R. Stanton Dodge, our General Counsel and Secretary, at DISH Network Corporation, 9601 S. Meridian Blvd., Englewood, Colorado 80112 not less than 90 nor more than 120 days prior to the first anniversary of the 2010 Annual Meeting of Shareholders. Accordingly, any notice given pursuant to our Bylaws and outside the process of Rule 14a-8 must be received no earlier than January 3, 2011 and no later than February 2, 2011. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or director nomination that does not comply with these and other applicable requirements.
OTHER BUSINESS
Management knows of no other business that will be presented at the Annual Meeting other than that which is set forth in this Proxy Statement. However, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on such matter in accordance with their best judgment.
By Order of the Board of Directors
R. STANTON DODGE
Executive Vice President, General Counsel and Secretary

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          The undersigned hereby appoints Charles W. Ergen and R. Stanton Dodge, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all Class A Shares and Class B Shares of DISH Network Corporation held of record by the undersigned on March 8, 2010, at the Annual Meeting of Shareholders to be held on May 3, 2010, or any adjournment thereof.
1.	ELECTION OF EIGHT DIRECTORS.
☐	FOR all nominees listed below (except as marked to the contrary)

☐	WITHHOLD AUTHORITY to vote for all the nominees listed below

James DeFranco	Cantey Ergen	Charles W. Ergen	Steven R. Goodbarn

Gary S. Howard	David K. Moskowitz	Tom A. Ortolf	Carl E. Vogel
(INSTRUCTION: To withhold authority to vote for an individual nominee, cross out that nominee’s name above.)

2.	TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2010.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

☐ FOR	☐ AGAINST	☐ ABSTAIN
          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR (1) THE ELECTION OF EACH OF THE EIGHT DIRECTORS SET FORTH ABOVE AND (2) THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2010. THIS PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO PROPOSALS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.
          The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement furnished herewith.

Dated: , 2010

Signature

Signature if held jointly

Signatures should agree with the name(s) stenciled hereon. Executors, administrators, trustees, guardians and attorneys should indicate when signing. Attorneys should submit powers of attorney.
          PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE TENDER OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING OR TO SUBMIT A LATER DATED REVOCATION OR AMENDMENT TO THIS PROXY ON ANY OF THE ISSUES SET FORTH ABOVE.